Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including any Associated Rights)

of

Great Wolf Resorts, Inc.

at

$5.00 NET PER SHARE

by

K-9 Acquisition, Inc.

a wholly-owned subsidiary of

K-9 Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON APRIL 10, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. GREAT WOLF RESORTS, INC. COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer (as defined herein) is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2012 (the “Merger Agreement”), by and among K-9 Holdings, Inc., a Delaware corporation (“Parent”), K-9 Acquisition, Inc., a Delaware corporation (the “Offeror” or “Merger Sub”) and a direct wholly-owned subsidiary of Parent, and Great Wolf Resorts, Inc., a Delaware corporation (the “Company”). The Offeror is offering to purchase all of the outstanding shares of common stock (including restricted shares), par value $0.01 per share, of the Company (the “Common Stock”) and any associated rights (“Rights”) issued pursuant to the Rights Agreement, dated March 12, 2012, between the Company and Registrar and Transfer Company, as rights agent (each share of Common Stock and any associated Rights are referred to herein as a “Share”), at a price of $5.00 per Share, net to the seller in cash, without interest (the “Offer Price”), and subject to deduction for (i) any applicable withholding taxes and (ii) any fees charged by a broker or nominee to beneficial holders of Shares, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the letter of transmittal enclosed with this Offer to Purchase (the “Letter of Transmittal for Shares”), which, together with any amendments or supplements, collectively constitute the “Offer.”

The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration of the Offer (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the “Expiration Time”) a number of shares of Common Stock that represents at least a majority of the then outstanding shares of Common Stock on a fully diluted basis on the date of purchase. See Section 14 – “Certain Conditions of the Offer” – of this Offer to Purchase. Following the purchase by the Offeror of Shares in the Offer and, if applicable, the issuance of shares of Common Stock pursuant to the top-up option granted to the Offeror in the Merger Agreement, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer) and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), the Offeror will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of K-9 Investors, L.P. (the “Holding Partnership”). All of the limited partnership interests in the Holding Partnership are owned, directly or indirectly, by certain equity funds managed by Apollo Management VII, L.P. (“Management VII”). At the closing of the Merger (the “Effective Time”) each outstanding share of Common Stock (other than shares of Common Stock owned (i) by Parent, the Offeror or the Company, or any direct or indirect wholly-owned subsidiary of the Company or any other subsidiary of Parent or (ii) by any stockholders of the Company who properly perfect their appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Offer Price. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The board of directors of the Company (the “Company Board”) has validly and unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the Offer, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby including the Merger and the Offer, in each case on the terms and subject to the conditions of the Merger Agreement. Accordingly, the Company Board has unanimously recommended (the “Company Board Recommendation”) that the Company’s stockholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Offer is being made for shares of Common Stock and any associated Rights. In order to be valid, any tender of shares of Common Stock must include a tender of any and all Rights associated with such shares of Common Stock. To the extent Rights have been distributed prior to the date a stockholder tenders shares of Common Stock, holders of shares of Common Stock will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender. If separate certificates representing Rights are distributed to the Company’s stockholders as a result of the occurrence of a Triggering Event (as defined in Section 11 – “The Merger Agreement and Other Agreements”), a tender of shares of Common Stock would need to be accompanied by a simultaneous tender of the certificates representing the related Rights. However, stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock.

A summary of the principal terms of the Offer appears on pages S-1 through S-13. You should read this entire Offer to Purchase and the related Letter of Transmittal for Shares carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares to the Offeror in the Offer, you should either (i) (a) if Shares to be tendered are certificated, complete and sign the Letter of Transmittal for Shares (or a manually signed facsimile thereof) in accordance with the instructions therein (including having your signature on the Letter of Transmittal for Shares guaranteed if required by Instruction 1 to the Letter of Transmittal for Shares) and mail or deliver the Letter of Transmittal for Shares and all other required documents to Computershare, the depositary for the Offer (the “Depositary”) together with certificates evidencing the shares of Common Stock tendered, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, (b) if Shares to be tendered are shares of restricted Common Stock on the date of this Offer to Purchase, subject to vesting requirements, complete and sign a letter of transmittal for restricted shares (a “Letter of Transmittal for Restricted Shares,” and each of the Letter of Transmittal for Restricted Shares and the Letter of Transmittal for Shares, a “Letter of Transmittal”) (or a manually signed facsimile thereof) in accordance with the instructions therein, which Letter of Transmittal will be distributed by the Company on behalf of the Offeror, and mail or deliver such Letter of Transmittal for Restricted Shares and all other required documents to the Depositary, or (c) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – or (ii) request your broker or other nominee effect the transaction for you, in each case, prior to the Expiration Time. If your Shares are registered in the name of a broker or other nominee, you must contact such person if you wish to tender those Shares.

If you wish to tender Shares to Offeror and cannot deliver certificates evidencing those shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, cannot deliver certificates representing those associated Rights, and all other required documents to the Depositary on or prior to the Expiration Time, or you otherwise cannot comply with the procedures for book-entry transfer of Shares held in book-entry form at The Depository Trust Company on a timely basis, you may be able to tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal for Shares and any other materials related to the Offer may be obtained from the Information Agent or the Dealer Manager. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal for Shares, and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov. Stockholders may also contact their broker or other nominee for assistance or copies of these documents.

This Offer to Purchase and the related Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares, if applicable, contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

299 Park Avenue

New York, New York 10171

Banks and Brokers Call Collect: (212) 821-6071

All Others Please Call Toll-Free: (855) 565-0223

March 13, 2012

i

SUMMARY TERM SHEET

We are K-9 Acquisition, Inc., a wholly-owned subsidiary of Parent, and we are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company, including restricted shares and any associated Rights, for $5,00 per share net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This section, entitled Summary Term Sheet (this “Summary Term Sheet”), provides important and material information about our Offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our Offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which more complete descriptions of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Shares?

Our name is K-9 Acquisition, Inc. We are a Delaware corporation and a direct wholly-owned subsidiary of K-9 Holdings, Inc., a Delaware corporation. Parent is a direct wholly-owned subsidiary of K-9 Investors, L.P., a Delaware limited partnership. Each of us, Parent and the Holding Partnership were formed for the sole purpose of conducting a tender offer for all of the Shares and completing the Merger and the related transactions. All of the limited partnership interests in the Holding Partnership are owned, directly or indirectly, by certain equity funds managed by Management VII (Management VII, together with Apollo Management, L.P. and any of its other affiliates, “Apollo”). Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we,” and “our” to refer to the Offeror and, where appropriate, Parent and the Offeror, collectively. See the “Introduction” to, Section 8 – “Certain Information Concerning Management VII, the Holding Partnership, Parent and the Offeror” – of and Schedule I to this Offer to Purchase.

What are the classes and amounts of securities sought in the offer?

We are seeking to purchase all of the outstanding shares of common stock of the Company, including restricted shares and any associated Rights. As of March 12, 2012, based on information provided by the Company, there were 33,429,289 shares of Common Stock issued and outstanding (including 1,759,725 shares of restricted Common Stock subject to vesting requirements (“Restricted Shares”), of which 523,552 represent stock-denominated performance awards that were converted into Restricted Shares upon the signing of the Merger Agreement). However, pursuant to the Merger Agreement, any performance awards granted in 2012 (pursuant to which 738,944 shares of Common Stock are issuable) will expire without consideration if the Effective Time occurs in 2012. See the “Introduction” to, Section 1 – “Terms of the Offer” – and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

Why are you conducting the Offer?

We are conducting the Offer because we want to acquire all of the outstanding equity interests in the Company. If the Offer is successfully completed, we intend to consummate the Merger as promptly as practicable after consummation of the Offer. Upon consummation of the Merger, the surviving company (the “Surviving Corporation”) would be a direct wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of the Holding Partnership. For the Holding Partnership, the purpose of the Offer and the Merger is for certain equity funds managed by Management VII (the “Apollo Funds”) to indirectly acquire substantially all of the outstanding equity of the Surviving Corporation after the Merger. See Section 10 – “Background of the Offer, Past Contacts or Negotiations with the Company” – and Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of March 12, 2012, by and among Parent, the Offeror and the Company provides, among other things, for the terms and conditions of the Offer and the Merger. See the Introduction to and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

How much are you offering to pay for my Shares, what is the form of payment, and will I have to pay any fees or commissions if I tender my Shares in your Offer?

We are offering to pay $5.00 per Share, net to you, in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares, if applicable. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to, Section 1 – “Terms of the Offer” – and Section 2 – “Acceptance for Payment and Payment for Shares” – of this Offer to Purchase.

What are the Rights?

The Rights will be issued pursuant to the Rights Agreement, dated March 12, 2012, as amended, between the Company and Registrar and Transfer Company, as rights agent. These rights will not be exercisable until the expiration of certain time periods following the acquisition of 12.5% or more of the outstanding shares of Common Stock by certain persons or offers by certain persons to acquire 12.5% or more of the outstanding shares of Common Stock, in each case, without the Company Board’s prior approval (a “Triggering Event”). Following the occurrence of a Triggering Event, the Rights will generally entitle their holders to purchase, at the exercise price of the Right, such number of shares of Common Stock having a current value of twice the exercise price of the Right, or, if the Company is acquired in a merger or other business combination transaction, the Rights would generally entitle their holder to the opportunity to purchase, at the exercise price of the Right, such number of shares of the common stock of such other party to the merger or other business combination having a current value of twice the exercise price of the Right. The Rights will cease to be exercisable immediately prior to the earlier of the Effective Time or the time we accept Shares for payment in the Offer (the “Acceptance Time”).

The Rights will be issued to all holders of Shares on March 23, 2012, pursuant to a distribution declared by the Company Board on March 12, 2012, but will not be represented by separate certificates unless and until a Triggering Event occurs. Until such time, the Rights will be represented by and are transferable with your shares of Common Stock. See Section 11 – “The Merger Agreement and Other Agreements” of this Offer to Purchase. In order to be valid, any tender of shares of Common Stock must include a tender of any and all Rights associated with such shares of Common Stock. Stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock. If separate certificates representing Rights are distributed to the Company’s stockholders as a result of the occurrence of a Triggering Event, a tender of shares of Common Stock would need to be accompanied by a simultaneous tender of certificates representing the related Rights. See the Introduction to, Section 1 – “Terms of the Offer” – and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that we will need up to approximately $190 million to purchase Shares in the offer, to provide funding for the consideration to be paid in the Merger and to pay certain fees and expenses related to the transactions. Parent has obtained an equity commitment letter from the Apollo Funds (the “Equity Commitment Letter”) which provides for up to $190 million of equity financing. The funding of such equity financing is subject to certain conditions set forth in the Equity Commitment Letter. See Section 9 – “Source and Amount of Funds” – of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the offer?

We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

•	we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining shares of Common Stock in the Merger for cash at the same price per share as the Offer Price.

See Section 11 – “The Merger Agreement and Other Agreements” – and Section 9 – “Source and Amount of Funds” – of this Offer to Purchase.

How long do I have to decide whether to tender in the Offer?

You will have until 9:00 a.m. New York City time, on April 10, 2012, to tender your shares in the Offer, subject to extension of the Offer in accordance with the terms of the Offer and the Merger Agreement, and the applicable rules and regulations of the SEC. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 – “Terms of the Offer” – and Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of this Offer to Purchase.

Can the offer be extended and under what circumstances?

Yes. In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement, without the consent of the Company:

•

we must extend the Offer for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law) if, at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived (in accordance with the Merger Agreement); provided that we are not permitted to extend the Offer beyond July 10, 2012 (the “Termination Date”);

•

we must extend the Offer for the minimum period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer; provided that we are not permitted to extend the Offer beyond Termination Date; and

•

to the extent the Holding Partnership COC Offer (as defined below in this Summary Term Sheet) has not been terminated and the Delaying Condition (as defined in Section 14 – “Certain Conditions to the Offer”) shall not have been satisfied or waived, we must extend the Offer such that the new Expiration Time for the Offer is the same as the scheduled expiration time for the Holding Partnership COC Offer, which initially is 9:00 A.M., New York City time on April 13, 2012; provided that in this case we are not permitted to extend the Offer beyond the date that is five business days prior to the Termination Date;

Unless the Required Notes Consent (as defined below in this Summary Term Sheet) for the Change of Control Amendments (as defined below in this Summary Term Sheet) is obtained, we expect that we will extend the Offer as required by the third bullet above. In addition, under the terms of the Merger Agreement, without the consent of the Company:

•

regardless of whether the other conditions to the Offer have been satisfied, we may extend the Offer for a period of up to ten business days if the Company receives certain alternative acquisition proposals or takes certain actions in support of an alternative transaction; and

•

to the extent the Holding Partnership COC Offer has not been terminated and the issuers of the First Mortgage Notes (as defined below in this Summary Term Sheet) have not received the Required Notes Consent and Parent is unable to obtain funds pursuant to the Forward Purchase Commitment Letter (as defined below in this Summary Term Sheet), we may extend the Offer on one or more occasions for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law); provided that we are not permitted to extend the Offer beyond the Termination Date.

As noted above, we will not be permitted to extend the Offer beyond the Termination Date, and we may instead terminate the Offer. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

Will there be a subsequent offering period?

Maybe. We may elect a “subsequent offering period.” A subsequent offering period, if one is included, will be an additional period of time between three and 20 business days beginning after the Acceptance Time, during which stockholders may tender Shares not tendered in the Offer to the Offeror, and receive the Offer Price, or any higher price paid in the Offer. During any subsequent offering period, tendering stockholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered, at the same price per Share as the Offer Price. The procedures for guaranteed delivery described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – may not be used during any subsequent offering period. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m. New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

What are the most significant conditions to the Offer?

Under the terms of the Merger Agreement, we are not obligated to purchase any Shares that are validly tendered unless the number of shares of Common Stock validly tendered and not validly withdrawn before the Expiration Time, together with the shares of Common Stock, if any, then owned by Parent, represents at least a majority of the then outstanding shares of Common Stock on a fully diluted basis on the date of purchase. We call this condition the “Minimum Condition.” For purposes of the Offer, “on a fully diluted basis” means, as of any time, on a basis that includes the number of shares of Common Stock that are actually issued and outstanding, together with all shares of Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for shares of Common Stock or otherwise.

In addition to the Minimum Condition, our Offer is subject to a number of other conditions, including that:

•	certain legal proceedings involving a governmental body related to our Offer or the Merger are not pending;

•	certain other legal impediments to our Offer or the Merger do not exist;

•	the Company is in compliance in all material respects with its covenants set forth in the Merger Agreement;

•	the Company’s representations and warranties set forth in the Merger Agreement are accurate, subject, in certain cases, to materiality, material adverse effect and de minimis qualifications;

•	the Company Board has not withdrawn or adversely changed its recommendation with respect to our Offer and the Merger;

•	the Merger Agreement has not been terminated in accordance with its terms or amended in accordance with its terms to provide for the termination or amendment of the Offer; and

•

since the date of the Merger Agreement, there has been no Company Material Adverse Effect (as defined in the Merger Agreement), and no event, condition or circumstance that would reasonably be expected to have, a Company Material Adverse Effect.

In addition, our Offer is conditioned upon the satisfaction or waiver of the Delaying Condition which ensures, among other things, that if the Required Notes Consent is not obtained, we can delay the scheduled Expiration Time until at least 9:00 A.M., New York City time on April 13, 2012, the initial scheduled expiration time of the Holding Partnership COC Offer. If the Offer has not previously been closed or terminated, the Delaying Condition will be deemed satisfied upon the earlier of receipt of the Required Notes Consent to the Change of Control Amendments or upon the date that is five business days prior to the Termination Date.

See Section 14 – “Certain Conditions of the Offer” – of this Offer to Purchase.

We have expressly reserved the right, in our sole discretion, to waive any of the conditions to consummate the Offer, in whole or in part, without the consent of the Company, except that we cannot, without the Company’s consent:

•	reduce the Offer Price (except for certain equitable adjustments in connection with certain changes in the Company’s outstanding capital stock, on a fully diluted basis);

•	change the form of consideration payable in the Offer (other than by adding consideration);

•	reduce the number of Shares subject to the Offer;

•	waive or change the Minimum Condition;

•	add to, or impose conditions on the Offer other than, the conditions to consummate the Offer;

•	extend the expiration of the Offer except (i) as required or permitted by the Merger Agreement, (ii) as required by applicable law, or (iii) in connection with an increase in the Offer Price; or

•

modify any condition to consummate the Offer or any term of the Offer set forth in the Merger Agreement in a manner (i) adverse to the holders of Shares, or (ii) that would, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay the consummation of the Offer or (y) prevent, materially delay or impair the ability of Parent or the Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

As noted above, we may, in our sole discretion and without the consent of the Company, increase the Offer Price, in which case the Offer will be extended, without the consent of the Company, to the extent required by applicable law. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

Do you have the financial resources to make the Holding Partnership COC Offer?

Yes. The consummation of the Offer would constitute a “Change of Control” as defined in the indenture (the “Indenture”), dated as of April 7, 2010, as amended to date, governing the First Mortgage Notes due 2017 (the “First Mortgage Notes”) issued by GWR Operating Partnership, L.L.L.P. and Great Wolf Finance Corp., which are direct or indirect wholly-owned subsidiaries of the Company, and which First Mortgage Notes are also guaranteed by the Company. The Indenture provides that if a “Change of Control” occurs, the holders of the First Mortgage Notes will have the right to require the issuers of the First Mortgage Notes to make a “Change of Control Offer” (as defined in the Indenture) to each holder of the First Mortgage Notes; provided, however, that either the issuers of the First Mortgage Notes or a third party may make a “Change of Control Offer” prior to the consummation of a “Change of Control,” which offer may be conditioned upon the consummation of a “Change of Control.” As a result, the Holding Partnership separately is offering (the “Holding Partnership COC Offer”)

to purchase for cash all of the outstanding First Mortgage Notes at a price equal to 101% of the principal amount of the First Mortgage Notes, plus accrued and unpaid interest on such tendered First Mortgage Notes to the payment date, pursuant to the terms of the Indenture in contemplation of, and conditioned upon, the consummation of a “Change of Control” in connection with the Offer. The initial scheduled expiration time for the Holding Partnership COC Offer is 9:00 a.m. New York City time, on April 13, 2012. The Holding Partnership COC Offer is not being made pursuant to this Offer to Purchase.

Simultaneously with the Holding Partnership conducting the Holding Partnership COC Offer, the issuers of the First Mortgage Notes are seeking to amend the definition of “Change of Control” in the Indenture to provide that the Offer and the Merger will not constitute a “Change of Control” and to provide that Apollo Management, L.P. and its subsidiaries and affiliates will be “Permitted Holders” that are not subject to the definition of “Change of Control” (collectively, the “Change of Control Amendments”) and to amend certain restrictive covenants in the Indenture (the “Covenant Amendments”) by soliciting (the “Consent Solicitation”) the consents of holders of at least a majority of the principal amount of outstanding First Mortgage Notes (the “Required Notes Consent”) to the Change of Control Amendments and the Covenant Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 13, 2012 (as the same may be amended or supplemented from time to time). If the Required Notes Consent for the Change of Control Amendments is obtained pursuant to the Consent Solicitation and a supplemental indenture adopting such Change of Control Amendments becomes effective, the Holding Partnership will terminate the Holding Partnership COC Offer promptly thereafter and no First Mortgage Notes will be required to be purchased pursuant to the Holding Partnership COC Offer.

In connection with the Holding Partnership COC Offer, Parent and the Offeror have entered into a forward purchase commitment letter, dated as of March 12, 2012 (the “Forward Purchase Commitment Letter”), with Morgan Stanley Senior Funding Inc., UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Banks”) pursuant to which certain of the Banks have committed to purchase any First Mortgage Notes tendered by holders and purchased by the Holding Partnership pursuant to, and in compliance with, the Holding Partnership COC Offer. We may terminate the Merger Agreement in certain circumstances related to the availability of funds for repurchase of the First Mortgage Notes by the Banks pursuant to the Forward Purchase Commitment Letter (see Section 11 – “the Merger Agreement and Other Agreements” – of this Offer to Purchase). Parent and the Offeror will pay the fees and rebates payable to the Banks pursuant to the Forward Purchase Commitment Letter and the related fee letter using equity committed under the Equity Commitment Letter.

The funding to be provided pursuant to the Forward Purchase Commitment Letter in connection with the Holding Partnership COC Offer is subject to certain customary conditions set forth in the Forward Purchase Commitment Letter. See Section 9 – “Source and Amount of Funds” – of this Offer to Purchase.

How do I tender my Shares in the Offer?

To tender all or any portion of your Shares, you must (i) if Shares to be tendered are certificated, deliver the certificates evidencing your shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, together with a completed and duly executed Letter of Transmittal for Shares (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal for Shares, if any, to Computershare, the depositary for the offer, (ii) if Shares to be tendered were restricted on the date of this Offer to Purchase, complete and sign a letter of transmittal for restricted shares (a “Letter of Transmittal for Restricted Shares,” and each of the Letter of Transmittal for Restricted Shares and the Letter of Transmittal for Shares, a “Letter of Transmittal”) (or a manually signed facsimile thereof) in accordance with the instructions therein, which Letter of Transmittal will be distributed by the Company on behalf of the Offeror, and mail or deliver such Letter of Transmittal for Restricted Shares and all other required documents to the Depositary or (iii) tender your Shares using the appropriate set of book-entry procedures described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” – not later than the Expiration Time. Holders of shares of Common Stock will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender. Stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock. If your Shares are held in street name by your broker or other nominee, the Shares can be tendered by your broker or other nominee on your behalf through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three NASDAQ Global Market trading days. You may use the notice of guaranteed delivery enclosed with this Offer to Purchase (the “Notice of Guaranteed Delivery”) for this purpose. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. However, the procedures for guaranteed delivery may not be used to tender Restricted Shares. See Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of this Offer to Purchase.

If I accept the Offer, how will I get paid?

If the conditions are satisfied and we consummate the Offer and accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. However, stockholders tendering Restricted Shares will be required to have their payments transmitted to the Company. The Company will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Restricted Shares. See Section 2 – “Acceptance for Payment and Payment for Shares” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

You may withdraw some or all of the Shares that you previously tendered in our Offer at any time until the Expiration Time. In addition, if we have not made payment for your Shares by May 12, 2012, you may withdraw them at any time until payment is made. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. This right to withdraw will not apply to any subsequent offering period, if one is provided. If we accept your tendered Shares for payment upon the expiration of our Offer, however, you will no longer be able to withdraw them, unless we have not made payment by May 12, 2012. See Section 4 – “Withdrawal Rights” – of this Offer to Purchase.

How do I validly withdraw previously tendered Shares?

To validly withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the valid withdrawal of your Shares while you still have the right to withdraw Shares. A withdrawal of a share of Common Stock will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated shares of Common Stock are also withdrawn. See Section 4 – “Withdrawal Rights” – of this Offer to Purchase.

What is the Company Board’s recommendation with respect to the Offer?

We are conducting the Offer pursuant to the Merger Agreement, which has been approved by the Company Board. The Company Board has unanimously:

•	approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the Offer;

•

declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	directed that adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company; and

•

resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares into the Offer and to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Accordingly, the Company Board has unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. See the “Introduction” to and Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company” – of this Offer to Purchase. The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC and is being mailed concurrently with this Offer to Purchase.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

Yes. Deutsche Bank Securities Inc. (“Deutsche Bank”), the financial advisor to the Special Committee (as defined in Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”), has delivered to the Company Board its written opinion, dated March 12, 2012, to the effect that, as of such date and based on and subject to the matters stated in that opinion, the consideration to be received by stockholders pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to those stockholders. The full text of Deutsche Bank’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company’s Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

What are the effects of the Offer and the Merger?

The purchase of Shares pursuant to the Offer and of shares of Common Stock pursuant to the subsequent Merger will result in all of the equity of the Surviving Corporation being held by Parent; provided, however, that Parent may award future grants of incentive equity securities to the Surviving Corporation’s management (“Management Incentive Equity”). As of the date of this Offer to Purchase, there was no agreement, arrangement or understanding between the Offeror, Parent, the Holding Partnership or Management VII on the one hand, and any director or executive officer on the other hand, in respect of Management Incentive Equity. Because Parent will be beneficially owned by the Apollo Funds, the Apollo Funds will, indirectly, be the sole beneficiaries of the Surviving Corporation’s future earnings and growth and will bear the risks of its ongoing operations (subject to grants of Management Incentive Equity).

The shares of Common Stock are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but such registration may be terminated upon the application of the Company to the SEC if the shares of Common Stock are not listed on a national securities exchange and there are fewer than 300 record holders of the shares of Common Stock. We will terminate the registration of shares of Common Stock under the Exchange Act immediately following the Merger, but we may seek to terminate such registration after the Expiration Time but before the Effective Time of the Merger depending on a variety of factors, including the number of Shares tendered and expected consummation date for the Merger. The termination of registration of the shares of Common Stock under the Exchange Act may substantially reduce the information required to be furnished by the Company to holders of shares of Common Stock and to the SEC and would make certain provisions of the Exchange Act inapplicable to the Company. In addition, the listing of shares of Common Stock on the NASDAQ Global Market is expected to be terminated at the same time the registration under the Exchange Act is terminated. Although we may not take any action to terminate the listing of shares of Common Stock on the NASDAQ Global Market prior to the Effective Time, the NASDAQ Global Market could take action to terminate the listing of shares of Common Stock if the Company ceases to satisfy applicable listing requirements. See Section 13 – “Certain Effects of the Offer” – of this Offer to Purchase.

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the shares of Common Stock on a fully diluted basis, but do not own 90% of the outstanding Common Shares thereafter, we are required to exercise the Top-Up Option (as defined below in this Summary Term Sheet) and complete the Merger. If the Merger takes place, Parent will own all of the shares of the Surviving Corporation and all remaining stockholders of the Company (other than Parent and stockholders properly exercising dissenters’ rights) will receive $5.00 (or any higher price per share that is paid in the Offer) in cash per share of Common Stock they previously held, without interest, and subject to deduction for any applicable withholding taxes. See the “Introduction” to this Offer to Purchase.

The purpose of any exercise by us of the Top-Up Option following completion of the Offer would be to acquire an additional number of shares of Common Stock sufficient to permit us to effect a “short-form” merger in accordance with the applicable provisions of the DGCL. The DGCL provides that if a parent company owns at least 90% of each class of issued and outstanding stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, we directly or indirectly own at least 90% of the issued and outstanding shares of Common Stock on a fully diluted basis, we intend to effect the Merger without prior notice to, or any action by, any other stockholder of the Company in accordance with the terms of the Merger Agreement, if permitted to do so under the DGCL.

However, if we are unable to effect a “short-form” merger pursuant to the DGCL for any reason, the Merger Agreement also contemplates the filing by the Company of a proxy statement to solicit proxies of holders of shares of Common Stock to vote in favor of the adoption of the Merger Agreement at a meeting of the Company’s stockholders. Following the clearance of any such proxy statement by the SEC, the Merger Agreement requires that the Company call, give notice of and hold a stockholders meeting to adopt the Merger Agreement, where any such proxies can be voted. See Section 11 – “The Merger Agreement and Other Agreements,” – and Section 12 – “Purposes of the Offer; Plans for the Company” – of this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

The Company has granted us an irrevocable option (the “Top-Up Option”), which we are required to exercise on or prior to the fifth business day following the Acceptance Time (or the expiration of any subsequent offering period) if we accept for payment and pay for at least a majority of the shares of Common Stock on a fully diluted basis, but do not own 90% of the outstanding Common Shares thereafter, to purchase, at a price per share of Common Stock equal to the Offer Price payable in our Offer, a number of newly issued shares of Common Stock equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and the Offeror immediately prior to the time of exercise of the Top-Up Option, constitutes one more share of Common Stock than 90% of the total shares of Common Stock that would be outstanding on a fully diluted basis immediately after the issuance of shares of Common Stock pursuant to the Top-Up Option. Based on the Company’s representations in the Merger Agreement relating to capitalization, so long as we do not waive the Minimum Condition, and we accept the Shares for purchase, there will be sufficient authorized but unissued shares of Common Stock for us to exercise the Top-Up Option.

The purchase price per share for any shares of Common Stock purchased by the Offeror under the Top-Up Option will be paid by means of (i) cash in an amount equal to at least the aggregate par value of the shares of

Common Stock issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such shares of Common Stock less the amount paid in cash. We expect the promissory note would be cancelled in connection with the Merger. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a “short-form” merger pursuant to the applicable provisions of the DGCL without a vote of the Company’s stockholders at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured in any case because of our control of a majority of the shares of Common Stock following completion of the Offer. Although we currently expect to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that the we will ultimately do so unless required by the terms of the Merger Agreement. See Section 11 – “The Merger Agreement and Other Agreements” – and Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

If I object to the Offer Price, will I have appraisal rights?

No. Appraisal rights are not available in the Offer. However, if the Merger takes place, stockholders who have not tendered their shares of Common Stock in the Offer and who comply with the applicable legal requirements will have appraisal rights under section 262 of the DGCL. If you have not tendered your shares in the Offer, choose to exercise your appraisal rights in connection with the Merger and comply with the applicable legal requirements under section 262 of the DGCL, you will be entitled to payment for your shares of Common Stock based on a judicial determination of the fair value of your shares of Common Stock. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the DGCL. See Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase and the text of the Delaware appraisal rights statute, which is reproduced in its entirety in Schedule II of this Offer to Purchase and incorporated by reference herein.

If I decide not to tender my Shares in your Offer, how will the completion of the Merger affect my Shares?

If we accept Shares for payment pursuant to our Offer, but you do not tender your Shares in our Offer, and the Merger takes place, subject to any appraisal rights properly exercised under Delaware law, your shares of Common Stock will be cancelled and converted into the right to receive the same amount of cash that you would have received had you tendered your Shares in our Offer, without interest and subject to deduction for any applicable withholding taxes. Therefore, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares, but no appraisal rights would be available. See Section 11 – “The Merger Agreement and Other Agreements” – and Section 13 – “Certain Effects of the Offer” – of this Offer to Purchase.

What are your plans for the Company after the Merger?

We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of the Surviving Corporation will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any other material changes in the Surviving Corporation’s business, other than in connection with the Company’s current strategic planning.

Nevertheless, Parent and the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

If you successfully complete your Offer, what will happen to the Company Board?

If we accept Shares for payment pursuant to our Offer, under the Merger Agreement we will become entitled to designate at least a majority of the members of the Company Board (and each committee of the Company Board, each board of directors of a subsidiary of the Company, and each committee of each such subsidiary board), subject to compliance with applicable law, rule or regulation (including stock exchange rules). In such case, the Company has agreed to cause Parent’s designees to be elected or appointed to the Company Board by its incumbent directors in such number, rounded up to the next whole number, as is proportionate to the aggregate beneficial ownership of shares of Common Stock by Parent and its affiliates (including the Offeror and Shares accepted for payment pursuant to the Offer). The Company is obligated to take all actions necessary to effect the foregoing, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, including increasing the size of its board of directors, securing the resignations of one or more incumbent directors and/or filling any vacancies so created with our designees. Notwithstanding the foregoing, following the appointment of our designees and until the Effective Time, the Company will cause the Company Board to maintain at least three directors who are currently directors of the Company, are not officers of the Company and who are independent for the purposes of Rule 10A-3 under the Exchange Act (“Independent Directors”).

After the election or appointment of the directors designated by Parent to the Company Board and prior to the Effective Time, under the terms of the Merger Agreement, the approval of a majority (or in the case where there are two or fewer, the concurrence of all) of the Independent Directors will be required in order to (i) amend, modify or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or the Offeror under the Merger Agreement, (iii) waive any condition to the Company’s obligations under the Merger Agreement or any of the Company’s rights under the Merger Agreement, (iv) amend the Company’s certificate of incorporation or bylaws in a manner that adversely affects or would reasonably be expected to adversely affect the stockholders of the Company, (v) take certain actions in favor of an alternative acquisition proposal or otherwise modify the Company Board Recommendation, or (vi) cause the Company to take any other action in connection with the Merger, which adversely affects or would reasonably be expected to adversely affect the stockholders of the Company (other than Parent, the Offeror or any of their affiliates). See Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

What is the market value of my shares of Common Stock as of a recent date?

On March 12, 2012, the last trading day before we and the Company announced that we had entered into the Merger Agreement, the closing price of shares of Common Stock reported on the NASDAQ Global Market was $4.19 per share; therefore, the Offer Price of $5.00 per share represents a premium of approximately 72.9% over the average closing price of shares of Common Stock over the six months preceding the announcement of the Merger Agreement, a premium of approximately 50.4% over the average closing price of shares of Common Stock and the 90 days preceding the announcement of the Merger Agreement and an approximately 19.3% premium over the closing price of shares of Common Stock on the trading day prior to the announcement of the Merger Agreement. We advise you to obtain a recent quotation for Shares when deciding whether to tender your Shares in our Offer. See Section 6 – “Price Range of Shares; Dividends” – of this Offer to Purchase.

What are the United States federal income tax consequences of the Offer and the Merger?

If you are a United States Stockholder (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or in exchange for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for United States federal income tax purposes.

We believe the Company is likely to be a USRPHC (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”). As a result, if you are a Non-United States Stockholder (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”), you may be subject to United States federal income tax on any gain recognized by you upon the exchange of your Shares pursuant to the Offer or in exchange for your shares of Common Stock pursuant to the Merger, even if you are not engaged in a trade or business in the United States and are not an individual present in the United States for 183 days or more during the taxable year of the exchange. Whether or not a Non-United States Stockholder of a USRPHC will be subject to United States federal income tax depends on the number of shares of Common Stock such Non-United States Stockholder holds and whether the shares of Common Stock are considered to be “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations issued by IRS. See Section 5 – “Certain United States Federal Income Tax Consequences” – of this Offer to Purchase.

You should consult your own tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer or exchanging your shares of Common Stock pursuant to the Merger in light of your particular circumstances, including the consequences under any applicable state, local, or foreign or other tax laws.

What will happen to my Restricted Shares in the Offer?

Each holder of a Restricted Share (including those converted from performance awards as described below) will have the right to tender such Restricted Share into the Offer. The Company has advised the Offeror that Restricted Shares are not certificated. For holders of Restricted Shares, the Company, on behalf of the Offeror, will distribute a Letter of Transmittal for Restricted Shares. To tender Shares that were restricted on the date of this Offer to Purchase (including those converted from performance awards as described below) into the Offer, holders of Restricted Shares must deliver a completed and duly executed Letter of Transmittal for Restricted Shares (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal for Restricted Shares, if any, to the Depositary. Restricted Shares may ONLY be tendered by these procedures and may not be tendered into the Offer by delivering a Letter of Transmittal for Shares.

All Restricted Shares, whether or not tendered, will become fully vested upon the Acceptance Time, and, as a result, will then be subject to applicable income and employment tax withholding. The Letter of Transmittal for Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of tendered Restricted Shares that vest upon the Acceptance Time to the Company. The Company will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Restricted Shares. In addition, with respect to any Restricted Shares that vest after the commencement of the Offer and before the Acceptance Time, the Company will reduce the number of such Restricted Shares to the extent necessary to reflect any applicable income and employment tax withholding, and, to the extent any such Restricted Shares had previously been tendered into the Offer, payment of the Offer Price in respect of such Shares (as reduced to cover withholding) shall be by the same method applicable to Restricted Shares that vest upon the Acceptance Time. Upon the Acceptance Time, the number of Restricted Shares held by an employee that are not tendered into the Offer will be reduced by the number of Shares needed to satisfy the amount of any applicable income and employment tax withholding resulting from the vesting of the Restricted Shares. The remaining Shares not withheld to satisfy tax withholding obligations will be cancelled and converted into the right to receive the same price per share as the Offer Price at the Effective Time. See the Section 1 – “Terms of the Offer,” – Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” – Section 7 – “Certain Information Concerning the Company,” – and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

What will happen to my stock options in the Offer?

The Offer is made only for Shares and is not made for any options to purchase Shares (“Options”), including Options that were granted under any Company stock plan. However, you may tender in the Offer Shares received upon exercise of vested Options. Each Option that is outstanding and unexercised immediately before the Effective Time will be cancelled without any cash payment being made. See Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

What will happen to my performance awards in the Offer?

The Offer is made only for Shares and is not made for any performance awards that were granted by the Company. However, the Company agreed (pursuant to the Merger Agreement), that it will convert all performance awards issued by the Company prior to January 1, 2012, and outstanding on the date of the Merger Agreement, into Restricted Shares. These converted Restricted Shares will be treated like other Restricted Shares in the Offer – the holder will have the right to tender such Restricted Shares into the Offer, but will be required to utilize a Letter of Transmittal for Restricted Shares. The Letter of Transmittal for Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of tendered Restricted Shares to the Company. The Company will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due with respect to the vesting of such Restricted Shares. Pursuant to the Merger Agreement, any performance awards granted in 2012 will expire without consideration if the Effective Time occurs in 2012. See the Section 1 – “Terms of the Offer,” – Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” – Section 7 – “Certain Information Concerning the Company,” – and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

Who should I talk to if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or UBS Securities LLC at (855) 565-0223 (toll free). MacKenzie Partners, Inc. is acting as the information agent and UBS Securities LLC is acting as the dealer manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of the Company

INTRODUCTION

K-9 Acquisition, Inc. (the “Offeror” or “Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of K-9 Holdings, Inc., a Delaware corporation (“Parent”) and a wholly-owned subsidiary of K-9 Investors, L.P., a Delaware limited partnership (the “Holding Partnership”) which is controlled by Apollo Management VII, L.P. (“Management VII”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Great Wolf Resorts, Inc., a Delaware corporation (the “Company”), including restricted shares (“Restricted Shares,” and collectively, the “Common Stock”) and any associated rights (the “Rights”) issued pursuant to the Rights Agreement, dated March 12, 2012, as amended (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as rights agent (each share of Common Stock, and any associated Rights are referred to herein as a “Share”), at a price of $5.00 per Share, net to the seller in cash (the “Offer Price”), without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at 9:00 a.m., New York City time, on April 10, 2012, unless the Offer is extended (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the “Expiration Time”).

The Offer is being made for shares of Common Stock and any associated Rights. In order to be valid, any tender of shares of Common Stock must include a tender of any and all Rights associated with such shares of Common Stock. To the extent Rights have been distributed prior to the date a stockholder tenders shares of Common Stock, holders of shares of Common Stock will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender. However, stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 12, 2012 (the “Merger Agreement”), by and among Parent, the Offeror and the Company. The Merger Agreement provides, among other things, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer) and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), that the Offeror will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”), wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, the Offeror or the Company, or any direct or indirect wholly-owned subsidiary of the Company or any other subsidiary of Parent, all of which will be cancelled, and other than shares of Common Stock that are held by stockholders, if any, who properly perfect their dissenters’ rights under the DGCL), will be cancelled and converted into the right to receive the Offer Price, without interest and subject to deduction for any applicable withholding taxes. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. See Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Delaying Condition (unless deemed satisfied) (each as defined in Section 14 – “Certain Conditions to the Offer”). Based on the Company’s representations in the Merger Agreement relating to capitalization and assuming that no shares of Common Stock are issued after March 12, 2012, except as permitted or required by the terms of the Merger Agreement, the Minimum Condition would be satisfied if at least 16,714,645 shares of Common Stock are validly tendered and not validly withdrawn prior to the Expiration Time. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 1 – “Terms of the Offer,” – and Section 7 – “Certain Information Concerning the Company” of this Offer to Purchase. Also see Section 14 – “Certain Conditions of the Offer” – which sets forth in full the conditions to the Offer.

Under the Merger Agreement, the Company has granted the Offeror an irrevocable option (the “Top-Up Option”), which must be exercised in certain circumstances following the consummation of the Offer, to purchase additional shares of newly issued Common Stock, such that following such purchase the Offeror and its affiliates would own one more share of Common Stock than 90% of the total shares of Common Stock that would be outstanding on a fully diluted basis immediately after such issuance. If the Offeror acquires at least 90% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under the DGCL without a stockholders meeting and without action by the Company’s stockholders. See Section 11 – “The Merger Agreement and Other Agreements” – and Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

The consummation of the Offer would constitute a “Change of Control” as defined in the indenture (the “Indenture”), dated as of April 7, 2010, as amended to date, governing the 10.875% First Mortgage Notes due 2017 (the “First Mortgage Notes”) issued by GWR Operating Partnership, L.L.L.P. and Great Wolf Finance Corp., which are direct or indirect wholly-owned subsidiaries of the Company, and which First Mortgage Notes are guaranteed by the Company. The Indenture provides that if a “Change of Control” occurs, the holders of the First Mortgage Notes will have the right to require the issuers of the First Mortgage Notes to make a “Change of Control Offer” (as defined in the Indenture) to each holder of the First Mortgage Notes; provided, however, that either the issuers of the First Mortgage Notes or a third party may make a “Change of Control Offer” prior to the consummation of a “Change of Control,” which offer may be conditioned upon the consummation of a “Change of Control.” As a result, the Holding Partnership separately is offering (the “Holding Partnership COC Offer”) to purchase for cash all of the outstanding First Mortgage Notes at a price equal to 101% of the principal amount of the First Mortgage Notes, plus accrued and unpaid interest on such tendered First Mortgage Notes to the payment date, pursuant to the terms of the Indenture, in contemplation of, and conditioned upon, the consummation of a “Change of Control” in connection with the Offer. The initial scheduled expiration time for the Holding Partnership COC Offer is 9:00 a.m. New York City time, on April 13, 2012. The Holding Partnership COC Offer is not being made pursuant to this Offer to Purchase.

Simultaneously with the Holding Partnership conducting the Holding Partnership COC Offer, the issuers of the First Mortgage Notes are seeking to amend the definition of “Change of Control” in the Indenture to provide that the Offer and the Merger will not constitute a “Change of Control” and to provide that Apollo Management, L.P. and any of its affiliates (“Apollo”) will be “Permitted Holders” that are not subject to the definition of “Change of Control” (collectively, the “Change of Control Amendments”) and to amend certain restrictive covenants in the Indenture (the “Covenant Amendments”) by soliciting (the “Consent Solicitation”) the consents of holders of at least a majority of the principal amount of outstanding First Mortgage Notes (the “Required Notes Consent”) to the Change of Control Amendments and the Covenant Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 13, 2012 (as the same may be amended or supplemented from time to time). If the Required Notes Consent for the Change of Control Amendments is obtained pursuant to the Consent Solicitation and a supplemental indenture adopting such Change of Control Amendments becomes effective, the Holding Partnership will terminate the Holding Partnership COC Offer promptly thereafter and no First Mortgage Notes will be required to be purchased pursuant to the Holding Partnership COC Offer.

The board of directors of the Company (the “Company Board”) has unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and is being mailed concurrently with this Offer to Purchase.

Deutsche Bank Securities Inc. (“Deutsche Bank”), the financial advisor to the Special Committee (as defined in Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company”), has delivered to the Special Committee and the Company Board its written opinion, dated March 12, 2012, to the effect that, as of such date and based on and subject to the matters stated in that opinion, the consideration to be received by stockholders pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to those stockholders. The full text of Deutsche Bank’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company’s Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

This Offer to Purchase and the related Letter of Transmittal for Shares and Letter of Transmittal for Restricted Shares, if applicable, contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment) and the Merger Agreement, the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4 – “Withdrawal Rights.” To the extent Rights have been distributed prior to the date a stockholder tenders shares of Common Stock, stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender. If separate certificates representing Rights are distributed to the Company’s stockholders as a result of the occurrence of a Triggering Event (as defined in Section 11 – “The Merger Agreement and Other Agreements”), a tender of shares of Common Stock would need to be accompanied by a simultaneous tender of certificates representing the related Rights. However, stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock.

The Offer is made only for Shares and is not made for any options to purchase Shares, or any performance awards that were granted under any Company stock plan. However, you may tender in the Offer Shares received upon exercise of vested options or Restricted Shares received in settlement of eligible performance awards.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Delaying Condition (unless deemed satisfied). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 14 – “Certain Conditions of the Offer” – which set forth in full the conditions to the Offer.

Subject to the provisions of the Merger Agreement, the Offeror has expressly reserved the right, in its sole discretion, to waive any of the conditions to consummate the Offer, in whole or in part, without the consent of the Company, except that the Offeror cannot, without the Company’s consent, (i) reduce the Offer Price (except for certain equitable adjustments in connection with certain changes in the Company’s outstanding capital stock, on a fully diluted basis), (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Condition, (v) add to, or impose conditions on the Offer other than, the conditions to consummate the Offer set forth in Section 14 – “Certain Conditions of the Offer,” (vi) extend the expiration of the Offer except (x) as required or permitted by the Merger Agreement, (y) as required by applicable law or (z) in connection with an increase in the Offer Price or (vii) modify any condition to consummate the Offer or any term of the Offer set forth in the Merger Agreement in a manner (x) adverse to the holders of Shares, or (y) that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay the consummation of the Offer or (B) prevent, materially delay or impair the ability of Parent or the Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement (and in each case, in accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC). As noted

above, either Parent or the Offeror may, in its sole and absolute discretion and without the consent of the Company, increase the Offer Price, in which case the Offer will be extended, without the consent of the Company, to the extent required by applicable law.

If, on or before the Expiration Time, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

The Merger Agreement provides, among other things, that if at any time before the Effective Time, (i) any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for Shares, occurs as a result of any stock split (including a reverse stock split) or combination, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared with a record date during such period, then the consideration payable in the Merger and the Offer Price will be equitably adjusted to reflect such change and (ii) any Rights are exercised or any dividends or distributions are made, set aside, paid or declared with respect to the Company’s Series A Junior Participating Preferred Stock, then the consideration payable in the Merger and the Offer Price will be equitably adjusted to reflect such change.

If, by the Expiration Time, any or all of the conditions to the Offer have not been satisfied or waived, the Offeror expressly reserves the right, in its sole discretion, to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions in whole or in part and, subject to any required extension, purchase all Shares validly tendered by the Expiration Time and not validly withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Time, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) otherwise amend the Offer in any respect (in each case, in accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC) in each case by giving oral or written notice of such delay, extension, termination, waiver or amendment to Computershare (the “Depositary”) and by making public announcement thereof. The rights reserved by the Offeror in this paragraph are in addition to the Offeror’s rights pursuant to Section 14 – “Certain Conditions of the Offer.”

In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement, without the consent of the Company (but in each case, in accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC): (i) we must extend the Offer for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law) if, at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived (in accordance with the Merger Agreement); provided that we are not permitted to extend the Offer beyond July 10, 2012 (the “Termination Date”); (ii) we must extend the Offer for the minimum period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer; provided that we are not permitted to extend the Offer beyond Termination Date; and (iii) to the extent the Holding Partnership COC Offer has not been terminated and the Delaying Condition (as defined in Section 14 – “Certain Conditions to the Offer”) shall not have been satisfied or waived, we must extend the Offer such that the new Expiration Time for the Offer is the same as the scheduled expiration time for the Holding Partnership COC Offer; provided that in this case we are not permitted to extend the Offer beyond the date that is five business days prior to the Termination Date. Unless the Required Notes Consent for the Change of Control Amendments is obtained, we expect that we will extend the Offer as required by clause (iii) above. In addition, under the terms of the Merger Agreement, without the consent of the Company: (i) regardless of whether the other conditions to the Offer have been satisfied, we may extend the Offer for a period of up to ten business days if the Company receives certain alternative acquisition proposals or takes certain actions in support of an alternative transaction; and (ii) to the extent the Holding Partnership COC Offer has not been terminated and the issuers of the First Mortgage Notes have not received the Required Notes Consent and Parent is unable to obtain funds pursuant to the Forward Purchase Commitment letter, we may extend the Offer on one or more occasions for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law); provided that we are not permitted to extend the Offer beyond the Termination Date. As noted above, we will not be permitted to extend the Offer beyond the Termination Date, and we may instead terminate the Offer. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

The Merger Agreement also provides that, if all of the conditions to the Offeror’s obligations to accept Shares for payment in the Offer are satisfied or waived, and the Offeror accepts Shares for payment, but the number of Shares validly tendered and not validly withdrawn pursuant to the Offer totals less than 90% of the outstanding shares of Common Stock, the Offeror may, in its sole discretion, provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the time the Offeror accepts Shares for payment pursuant to the Offer (the “Acceptance Time”), during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Offeror on or before the Expiration Time, (iii) the Offeror accepts and promptly pays for all Shares tendered during the Offer, (iv) the Offeror announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time, on the next business day after the Expiration Time and immediately begins the Subsequent Offering Period, and (v) the Offeror immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, the Offeror may extend the initial Subsequent Offering Period, if any, by any period or periods, provided that the Subsequent Offering Period (including extensions thereof) remains open for an aggregate of no more than 20 business days. The Offeror does not currently intend to provide a Subsequent Offering Period in the Offer, although it reserves the right to do so. In the event that the Offeror elects to provide or extend a Subsequent Offering Period, it will provide a public announcement thereof on the next business day after the previously scheduled Expiration Time or the previously scheduled termination of the Subsequent Offering Period, as applicable. The procedures for guaranteed delivery described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – may not be used during any Subsequent Offering Period.

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes, and Rule 14e-1) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. For purposes of the Offer, “business day” means any day, other than Saturday, Sunday or a federal holiday, or in the case of determining when any payment is due, any day on which commercial banks are not required or authorized to close in The City of New York and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason (whether before or after its acceptance for payment of Shares), then, without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be validly withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, the Offeror decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Time equals or exceeds the minimum extension period that would be required because of such amendment.

The Company has provided the Offeror with the Company’s stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of shares of Common Stock. This Offer to Purchase, the related Letter of Transmittal for Shares and other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing. The Company, on behalf of the Offeror, will also distribute a letter of transmittal for Restricted Shares (the “Letter of Transmittal for Restricted Shares”, and each of the Letter of Transmittal for Restricted Shares and the Letter of Transmittal for Shares, a “Letter of Transmittal”) to holders of Restricted Shares. The Schedule 14D-9 is being mailed concurrently with this Offer to Purchase.

2.     Acceptance for Payment and Payment for Shares.

In accordance with the terms of the Merger Agreement, and subject to the applicable rules and regulations of the SEC, upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 14 – “Certain Conditions of the Offer,” – the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn pursuant to the Offer, promptly after the Expiration Time. If it provides for a Subsequent Offering Period, the Offeror will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Subject to the Merger Agreement and compliance with applicable rules of the SEC (including Rule 14e-1(c) under the Exchange Act), the Offeror expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals, or otherwise in order to comply in whole or in part with any other applicable law.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if Shares to be tendered are certificated, the certificates evidencing such shares of Common Stock (the “Share Certificates”) and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, or if Shares to be tendered are held in book-entry form through The Depository Trust Company (the “Book-Entry Transfer Facility”) timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the appropriate set of procedures set forth in Section 3 –

“Procedures for Accepting the Offer and Tendering Shares,” (ii) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below in this Section 2 – “Acceptance for Payment and Payment for Shares”) in lieu of a Letter of Transmittal and (iii) any other documents required by the appropriate Letter of Transmittal, if any. Accordingly, tendering stockholders may be paid at different times depending upon when Letters of Transmittal, Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal for Shares and that the Offeror may enforce such agreement against such participant.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Offeror’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. However, stockholders tendering Shares that were restricted on the date of this Offer to Purchase will be required to utilize a Letter of Transmittal for Restricted Shares. The Letter of Transmittal for Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of Shares tendered pursuant thereto to the Company. The Company will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to such Shares. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under the Offer hereof, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be validly withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights” – and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, if Share Certificates are submitted evidencing more shares of Common Stock than are tendered, or, if certificates have been issued in respect of Rights prior to the Expiration Time, then if the number of certificates representing associated Rights does not equal the number of shares of Common Stock underlying Share Certificates tendered, Share Certificates or certificates representing associated Rights representing unpurchased or untendered shares of Common Stock or Rights will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the appropriate set of procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – such Shares will be credited to an account maintained at the Book-Entry Transfer Facility or, in the case of Shares tendered by book-entry transfer via the Letter of Transmittal for Restricted Shares, pursuant to the appropriate set of procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – such Shares will be credited to an account maintained on the records of Registrar and Transfer Company, the Company’s transfer agent), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the price being paid for Shares, the Offeror will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

Parent and the Offeror reserve the right to transfer or assign, in their sole discretion, any or all of their rights, interests and obligations under the Merger Agreement to any of their affiliates or subsidiaries or to any financing source for security purposes, including the right of the Offeror to purchase all or any portion of the Shares tendered in the Offer, but any assignment will not relieve the assigning party of its obligations under the Merger Agreement and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares held through the Book-Entry Transfer Facility, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the appropriate Letter of Transmittal, if any, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and if Shares to be tendered are certificated the Share Certificates evidencing tendered shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, must be received by the Depositary at such address, or if Shares to be tendered are held in book-entry form through the Book-Entry Transfer Facility, such Shares must be tendered pursuant to the appropriate set of procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

To the extent Rights have been distributed prior to the date a stockholder tenders shares of Common Stock, holders of shares of Common Stock will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender. If separate certificates representing Rights are distributed to the Company’s stockholders as a result of the occurrence of a Triggering Event, a tender of shares of Common Stock would need to be accompanied by a simultaneous tender of the certificates representing the related Rights. However, stockholders that tender their shares of Common Stock prior to the time Rights have been distributed will be deemed to tender any Rights subsequently issued in respect of such tendered shares of Common Stock without any further action on the part of the tendering stockholder.

Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility. The Depositary will establish an account or accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal for Shares (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal for Shares, and any other required documents, if any, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below.

If a Triggering Event occurs prior to the Acceptance Time, to the extent that Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, and, if certificates have been issued in respect of Rights prior to the Expiration Time, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates representing Rights to the Depositary or pursuant to the guaranteed delivery procedure set forth below.

Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Book-Entry Transfer of Shares held through Registrar and Transfer Company. The Company has advised the Offeror that Restricted Shares are not certificated, but are instead held in book-entry form on the records of the Company’s transfer agent, Registrar and Transfer Company (the “Transfer Agent”). Holders of Shares that were restricted on the date of this Offer to Purchase wishing to tender such Shares in the Offer must make a book-entry delivery of such Shares by returning a properly completed and duly executed Letter of Transmittal for Restricted Shares to the Depositary prior to the Expiration Time (except with respect to any Subsequent Offering Period, if one is provided). The Company, on behalf of the Offeror, will distribute Letters of Transmittal for Restricted Shares to all holders of Restricted Shares. Restricted Shares may ONLY be tendered by these procedures and may not be tendered into the Offer by delivering a Letter of Transmittal for Shares.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees on the Letter of Transmittal for Shares. No signature guarantee is required on the Letter of Transmittal for Shares if (i) the Letter of Transmittal for Shares is signed by the registered holder (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal for Shares or (ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on the Letter of Transmittal for Shares must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal for Shares. If a Share Certificate or a certificate, if any, representing the associated Rights, is registered in the name of a person or persons other than the signer of the Letter of Transmittal for Shares, or if payment is to be made or delivered to, or any certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal for Shares. If the Letter of Transmittal for Shares or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal for Shares.

No signature guarantee is required on the Letter of Transmittal for Restricted Shares.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer other than Shares that were Restricted Shares on the date of this Offer to Purchase and the Share Certificates evidencing such stockholder’s shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the

Expiration Time, certificates representing the associated Rights, are not immediately available or such stockholder cannot deliver the Share Certificates (and, if applicable, certificates representing the associated Rights) and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the appropriate set of procedures for delivery by book-entry transfer to the Book-Entry Transfer Facility on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received prior to the Expiration Time by the Depositary as provided below; and

(iii)	the Share Certificates (or if Shares to be tendered are held through the Book-Entry Transfer Facility a Book-Entry Confirmation) evidencing all tendered shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, in proper form for transfer, in each case together with the Letter of Transmittal for Shares (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares held through the Book-Entry Transfer Facility, an Agent’s Message), and any other documents required by the Letter of Transmittal for Shares, if any, are received by the Depositary within three NASDAQ Global Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

The procedures for guaranteed delivery may not be used to tender Restricted Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, or a Book-Entry Confirmation of the delivery of such shares of Common Stock (and, if applicable, Rights), and the Letter of Transmittal for Shares (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal for Shares, if any, or an Agent’s Message in the case of a book-entry transfer for Shares held through the Book-Entry Transfer Facility.

The method of delivery of Share Certificates, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, the appropriate Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer for shares held through the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the appropriate Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer. The Letter of Transmittal for Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of Shares tendered pursuant thereto to the Company. The Company will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Restricted Shares.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its reasonable discretion, which determination shall be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror. None of the Offeror, Parent, the Holding Partnership, Management VII, UBS Securities LLC (the “Dealer Manager”), the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the appropriate Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of the Offeror, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the appropriate Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Acceptance Time, the Offeror must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding. Payments made to stockholders in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 28%). To avoid backup withholding, United States Stockholders (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”) that do not otherwise establish an exemption should complete and return IRS Form W-9 included in the Letter of Transmittal for Shares, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-United States Stockholders (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”) should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Non-United States Stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. See Instruction 8 of the Letter of Transmittal for Shares and Instruction 6 of the Letter of Transmittal for Restricted Shares, as appropriate.

4.     Withdrawal Rights.

Tenders of Shares made pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time (as it may be extended from time to time), and are otherwise irrevocable. However, if we have not made payment for your Shares by May 12, 2012, you may withdraw them at any time until payment is made. A withdrawal of a share of Common Stock will also constitute a withdrawal of any associated Right. Rights may not be withdrawn unless the associated shares of Common Stock are also withdrawn.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing shares of Common Stock (and, if issued, certificates representing Rights) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the appropriate set of procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility or at the Transfer Agent, as applicable, to be credited with the withdrawn Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer or the Company’s rights under the Merger Agreement, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be validly withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be re-tendered at any time prior to the Expiration Time or during the Subsequent Offering Period (if any) by following the appropriate set of procedures described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” (except that Shares may not be retendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

We do not currently intend to provide a subsequent offering period following the Offer. In the event that we subsequently elect to provide a subsequent offering period, no withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of the Offeror, Parent, the Holding Partnership, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose shares of Common Stock are converted into the right to receive cash in the Merger. It does not address tax consequences applicable to holders of Restricted Shares or options to purchase Shares. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or non-United States jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders in whose hands shares of Common Stock are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares or shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, real estate investment trusts or expatriates) who may be subject to special rules and each such stockholder should consult his or her tax advisor to determine the particular tax effects of the Offer and the Merger on such stockholder.

For purposes of this summary, the term “United States Stockholder” means a beneficial owner of shares of Common Stock that, for United States federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (x) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (y) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. The term “Non-United States Stockholder” means a beneficial owner of shares of Common Stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a United States Stockholder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares or shares of Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of tendering Shares in the Offer or receiving cash in exchange for Common Stock in the Merger.

The discussion set out below is intended only as a summary of certain United States federal income tax consequences to a holder of Shares or shares of Common Stock. Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares or shares of Common Stock, respectively, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

Consequences to United States Stockholders. The exchange of Shares for cash pursuant to the Offer, or of shares of Common Stock for cash pursuant to the Merger, will be a taxable transaction for United States federal income tax purposes. In general, a United States Stockholder who exchanges Shares for cash pursuant to the Offer or receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such United States Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or the shares of Common Stock exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares or shares of Common Stock (i.e., Shares or shares of Common Stock acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss provided that a United States Stockholder’s holding period for such Shares or shares of Common Stock is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gain recognized by a non-corporate United States Stockholder generally is taxable at a reduced rate. In the case of Shares or shares of Common Stock that have been held for one year or less, any capital gain on the sale or exchange generally will be subject to United States federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

Consequences to Non-United States Stockholders. Except as described in the discussion in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” – a Non-United States Stockholder generally will not be subject to United States federal income tax, including withholding tax, in connection with the exchange of Shares for cash pursuant to the Offer or of shares of Common Stock for cash pursuant to the Merger, unless:

•

any gain is effectively connected with the Non-United States Stockholder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Stockholder in the United States;

•

in the case of an individual, the Non-United States Stockholder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

•

the Company is or has been a “United States real property holding corporation” (“USRPHC”), for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-United States Stockholder’s holding period for its shares of Common Stock and, if shares of Common Stock are “regularly traded on an established securities market,” the Non-United States Stockholder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding shares of Common Stock.

Income that is effectively connected with the conduct of a United States trade or business by a Non-United States Stockholder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a United States Stockholder. In addition, if such Non-United States Stockholder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

If an individual Non-United States Stockholder is present in the United States for at least 183 days during the taxable year of disposition, the Non-United States Stockholder may be subject to a flat 30% tax (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of shares of Common Stock (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

We believe the Company is likely to be a USRPHC. As a result, any gain recognized by a Non-United States Stockholder on the exchange of Shares pursuant to the Offer or of shares of Common Stock pursuant to the Merger may be subject to United States federal income tax in the same manner as gain recognized by a United States Stockholder. However, so long as the Common Stock is considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-United States Stockholder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or of shares of Common Stock pursuant to the Merger, unless the Non-United States Stockholder owned (actually or constructively) more than 5% of the total outstanding shares of Common Stock at any time during the applicable period described in the third bullet point above. A Non-United States Stockholder may, under certain circumstances, be subject to withholding in an amount equal to 10% of the gross proceeds on the sale or disposition of shares of the Common Stock. However, as we believe that the Common Stock is regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or of shares of Common Stock pursuant to the Merger.

Backup Withholding. A stockholder whose Shares are exchanged in the Offer or whose shares of Common Stock are exchanged in the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of this Offer to Purchase.

6.     Price Range of Shares; Dividends.

The shares of Common Stock are traded on the NASDAQ Global Market under the symbol “WOLF”. Shares of Common Stock have been listed on the NASDAQ Global Market since December 15, 2004. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock on the NASDAQ Global Market. Following issuance, but prior to any Triggering Event, the Rights will trade together with the Common Stock.

	Common Stock
	High	Low
Fiscal Year 2010
First Quarter	$3.75	$2.09
Second Quarter	$3.37	$2.01
Third Quarter	$2.34	$1.78
Fourth Quarter	$2.79	$1.90
Fiscal Year 2011
First Quarter	$3.35	$2.02
Second Quarter	$3.15	$2.04
Third Quarter	$3.65	$2.23
Fourth Quarter	$2.90	$2.10
Fiscal Year 2012
First quarter (through March 12, 2012)	$4.33	$2.85

On March 12, 2012, the last full day of trading before we and the Company announced that we had entered into the Merger Agreement, the closing price of the shares of Common Stock on the NASDAQ Global Market was $4.19 per share; therefore, the Offer Price of $5.00 per share represents a premium of approximately 72.9% over the average closing price of shares of Common Stock over the six months preceding the announcement of the Merger Agreement, a premium of approximately 50.4% over the average closing price of shares of Common Stock over the 90 days preceding the announcement of the Merger Agreement and an approximately 19.3% premium over the closing price of the shares of Common Stock on the trading day prior to the announcement of the Merger Agreement.

Stockholders are urged to obtain a current market quotation for the Shares.

The Company did not declare or pay any dividends with respect to the shares of Common Stock during any of the periods indicated in the table above except that on March 12, 2012, the Company Board declared a dividend of one Right for each outstanding share of Common Stock. This dividend will be effective as of March 23, 2012, with respect to stockholders of record on such date. Pursuant to the Merger Agreement, the Company is not permitted to make, declare, set aside or pay any other dividends or distributions with respect to shares of Common Stock unless approved in advance by Parent in writing. If the Offeror acquires control of the Company, Parent currently intends that no further dividends will be declared on the shares of Common Stock before the Effective Time.

7.     Certain Information Concerning the Company.

Except for information regarding the Company’s capitalization, with respect to which the Company made certain representations and warranties to us directly pursuant to the Merger Agreement, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Parent, the Offeror, the Holding Partnership or Management VII, or any of their respective affiliates or advisors, including the Dealer Manager, the Information Agent and the Depositary, have independently verified the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents or records, and therefore cannot confirm or comment upon the reliability of such information.

General. The Company is a Delaware corporation with its principal offices located at 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717. The telephone number for the Company is 608-662-4700.

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and is qualified in its entirety by reference to such Company Form 10-K:

The Company is a family entertainment resort company that provides its guests with a high-quality vacation at an affordable price. The Company is the largest owner, licensor, operator and developer in North America of drive-to destination family resorts featuring indoor waterparks and other family-oriented entertainment activities based on the number of resorts in operation. Each of the Company’s resorts features approximately 300 to 600 family suites, each of which sleeps from six to ten people and includes a wet bar, microwave oven, refrigerator and dining and sitting area. The Company provides a full-service entertainment resort experience to its primary target customer base: families with children ranging in ages from two to 14 years old that live within a convenient driving distance of its resorts. Several of the Company’s resorts have significant meeting space or conference centers, allowing the Company to also attract groups in addition to its leisure guests. The Company’s resorts are open year-round and provide a consistent, comfortable environment where guests can enjoy the various amenities and activities. The Company operates and licenses resorts under its Great Wolf Lodge® brand name. The Company owns and operates several of the resorts in its portfolio; the Company has also entered into licensing and management arrangements with third parties relating to the operation of resorts under the Great Wolf Lodge® brand name.

The resorts provide guests with a self-contained vacation experience and focuses on capturing a significant portion of their total vacation spending. The Company earns revenues through the sale of rooms (which includes admission to the Company’s indoor waterpark), and other revenue-generating resort amenities. Each of the Company’s resorts features a combination of the following revenue-generating amenities: themed restaurants, ice cream shop and confectionery, full-service adult spa, kid spa, game arcade, gift shop, miniature golf, interactive game attraction, family tech center and meeting space. The Company also generates revenues from licensing fees, management fees and other fees with respect to its operation or development of properties owned in whole or in part by third parties.

Each of the Company’s Great Wolf Lodge resorts has a Northwoods lodge theme, designed in a Northwoods cabin motif with exposed timber beams, massive stone fireplaces, Northwoods creatures including mounted wolves and an animated two-story clock tower that provides theatrical entertainment for younger guests. All of the Company’s guest suites are themed luxury suites, ranging in size from approximately 385 square feet to 1,970 square feet.

The indoor waterparks in the Company’s Great Wolf Lodge resorts range in size from approximately 34,000 to 84,000 square feet and include decorative rockwork and plantings. The focus of each Great Wolf Lodge waterpark is a signature 12-level treehouse water fort, an interactive water experience for the entire family that features over 60 water effects and is capped by an oversized bucket that dumps between 700 and 1,000 gallons of water every five minutes. The Company’s waterparks also feature a combination of high-speed body slides and inner tube waterslides, smaller and lower speed slides for younger children, zero-depth water activity pools with geysers, a water curtain, fountains and tumble buckets, a lazy river, additional activity pools for basketball, open swimming and other water activities and large free-form hot tubs, including hot tubs for adults only.

The Company owns a 62.4% equity interest in Creative Kingdoms (“CK”). CK is a developer of experiential gaming products including MagiQuest®, an interactive game attraction available at ten of the Company’s resorts. CK also owns or has sold to other parties several stand-alone MagiQuest facilities or similar attractions.

Capitalization. The Company has advised Parent and the Offeror that, as of March 12, 2012, 33,429,289 shares of Common Stock were issued and outstanding (including 1,759,725 Restricted Shares, of which 523,552 represent stock-denominated performance awards that were converted into Restricted Shares upon signing of the Merger Agreement) and 15,500 shares of Common Stock were subject to stock option grants. However, pursuant to the Merger Agreement any performance awards granted in 2012 (pursuant to which 738,944 shares of Common Stock are issuable) will expire without consideration if the Effective Time occurs in 2012.

Available Information. The shares of Common Stock are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Company securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Certain Projections

In connection with our due diligence, the Company provided us with selected projected financial information concerning the Company. These are described, along with their purpose and intent, in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of the Company concurrently with this Offer to Purchase. Stockholders of the Company are urged to, and should, carefully read the Company’s Schedule 14D-9.

8.     Certain Information Concerning Management VII, the Holding Partnership, Parent and the Offeror.

General. Parent and the Offeror are Delaware corporations, and the Holding Partnership is a Delaware limited partnership. Each of Parent and the Offeror was formed on February 13, 2012, and the Holding Partnership was formed on February 10, 2012, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer, the Merger, the Consent Solicitation and/or the Holding Partnership COC Offer. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer, the Merger, the Consent Solicitation and/or the Holding Partnership COC Offer, including Parent’s and the Offeror’s obligation to pay the fees payable to the Banks pursuant to the Forward Purchase Commitment Letter (as defined in Section 9 – “Source and Amount of Funds”) and the related fee letter. Until immediately prior to the time that the Holding Partnership purchases First Mortgage Notes pursuant to the Holding Partnership COC Offer (if the Required Notes Consents for the Change of Control Amendments are not obtained and any First Mortgage Notes are validly tendered and not validly withdrawn), it is not anticipated that the Holding Partnership will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer, the Merger and the Holding Partnership COC Offer. The Offeror is a direct wholly-owned subsidiary of Parent. Parent is a direct wholly-owned subsidiary of the Holding Partnership. Management VII, a Delaware limited partnership, is the manager of the Holding Partnership. All of the limited partnership interests in the Holding Partnership are owned, directly or indirectly, by certain Apollo investment funds (the “Apollo Funds”), which are also managed by Management VII. The principal business activity of Management VII is to manage the Holding Partnership and the Apollo Funds. The principal office address of the Holding Partnership is One Manhattanville Road, Suite 201, Purchase, New York 10577. The telephone number at the principal office is 914-694-8000. The principal office address of each of Management VII, Parent and the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

As of the date hereof, none of Parent, the Offeror, or any person listed on Schedule I hereto beneficially owns any Shares. Pursuant to an Equity Commitment Letter dated March 12, 2012, (the “Equity Commitment Letter”) the Apollo Funds have committed an aggregate amount equal to $190 million, in cash as capital to Parent solely in connection with completion of the Offer, the Merger, the Holding Partnership COC Offer and the Consent Solicitation and subject to the conditions of the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of the Holding Partnership, Parent, the Offeror and Management VII are set forth in Schedule I to this Offer to Purchase (“Schedule I”). Except as set forth elsewhere in this Offer to Purchase, (i) none of the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror and Management VII, any of the entities or persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of the Holding Partnership, Parent, the Offeror, Management VII or, to the best of their knowledge, any of the entities or persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror and Management VII, any of the entities or persons listed in Schedule I, beneficially owns or has a right to acquire any shares of Common Stock or any other equity securities of the Company, and (ii) none of the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror, and Management VII, any of the entities or persons referred to in clause (i) above, has effected any transaction in shares of Common Stock or any other equity securities of the Company during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror and Management VII, any of the entities or persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror and Management VII, any of the entities or persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between the Holding Partnership, Parent, the Offeror, Management VII or, to the knowledge of each of the Holding Partnership, Parent, the Offeror and Management VII, any of the entities or persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the Holding Partnership, Parent, the Offeror, or Management VII has made arrangements in connection with the Offer to provide holders of shares of Common Stock access to their corporate files or to obtain counsel or appraisal services at their expense.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

9.     Source and Amount of Funds.

The Offer and the Merger are not subject to financing conditions. We estimate that we will need up to approximately $190 million to purchase Shares in the Offer, to provided funding for the consideration to be paid in the Merger, to pay certain fees and expenses related to the transactions. The equity financing to be provided by the Apollo Funds pursuant to the Equity Commitment Letter will be sufficient to pay the Offer Price for all Shares tendered in the Offer and exchanged in the Merger, all related fees and expenses and certain fees and expenses related to the Holding Partnership COC Offer. We estimate that we may need up to approximately $235 million to purchase all the outstanding First Mortgage Notes in the Holding Partnership COC Offer. The forward purchase commitment provided by certain of Morgan Stanley Senior Funding Inc., UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Banks”) pursuant to a commitment letter, dated as of March 12, 2012 (the “Forward Purchase Commitment Letter”), will be sufficient to pay the maximum purchase price payable in connection with the Holding Partnership COC Offer.

We do not think that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) we were organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) the Offer is not subject to any financing condition, and (iv) if the Offeror consummates the Offer, the Offeror will acquire all remaining shares of Common Stock in the Merger for cash at the same price per share as the Offer Price.

Set forth below is a summary of our equity financing and the forward purchase commitment for the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The following summary is qualified in its entirety by reference to the Equity Commitment Letter and the Forward Purchase Commitment Letter, copies of which have been filed as exhibits to the Schedule TO and are incorporated herein by reference.

Equity Financing. Parent has received the Equity Commitment Letter from the Apollo Funds pursuant to which the Apollo Funds have committed, subject to the conditions of the Equity Commitment Letter, equity financing (“Equity Financing”) in an aggregate amount equal to $190 million, for the purpose of enabling (x) Parent to cause the Offeror to accept for payment and pay for any Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (y) Parent to make the payments due under the Merger Agreement to the Company stockholders at the closing of the Merger (the “Merger Amount”), and (z) to pay certain fees and expenses related to the transactions. Each Apollo Fund’s aggregate funding obligation under the Equity Commitment Letter is capped at its pro rata percentage of the Equity Financing. The conditions to each Apollo Fund’s funding obligations under the Equity Commitment Letter include: (1) with respect to the Offer Amount, the satisfaction or waiver by the Offeror or Parent of each of the conditions to the Offer, and the contemporaneous acceptance for payment by the Offeror of all Shares validly tendered and not validly withdrawn pursuant to the Offer, and (2) with respect to the Merger Amount, the satisfaction or waiver of all of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement, and the closing of the Merger in accordance with the terms of the Merger Agreement. Each Apollo Fund’s funding obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (I) the Effective Time, (II) a valid termination of the Merger Agreement in accordance with its terms, (III) the funding of the aggregate Equity Financing committed under the Equity Commitment Letter, (IV) the payment by the Apollo Funds of their obligations to pay their pro rata percentage of the Reverse Termination Fee (as defined in Section 11 – “The Merger Agreement and Other Agreements”) pursuant to the Limited Guarantee on the terms and subject to the conditions thereof and (V) the assertion by the Company or any of its affiliates of certain claims against any such Apollo Fund or its affiliates and certain other related parties.

Forward Purchase Commitment. The consummation of the Offer would constitute a “Change of Control” as defined in the Indenture. The Indenture provides that if a “Change of Control” occurs, the holders of the First Mortgage Notes will have the right to require the issuers of the First Mortgage Notes make a “Change of Control Offer” (as defined in the Indenture) to each holder of the First Mortgage Notes; provided, however, that either the issuers of the First Mortgage Notes or a third party may make a “Change of Control Offer” prior to the consummation of a “Change of Control,” which offer may be conditioned upon the consummation of a “Change of Control.” As a result, the Holding Partnership is separately conducting the Holding Partnership COC Offer in contemplation of, and conditioned upon, the consummation of a “Change of Control,” in connection with the Offer. This “Change of Control Offer” will be made for all of the outstanding First Mortgage Notes at a purchase price equal to 101% of the principal amount of such First Mortgage Notes, plus accrued and unpaid interest on such tendered First Mortgage Notes to the payment date. As of March 12, 2012, there were $230 million in aggregate principal amount of First Mortgage Notes outstanding. The initial scheduled expiration time for the Holding Partnership COC Offer is 9:00 a.m. New York City time, on April 13, 2012. The Holding Partnership COC Offer is not being made pursuant to this Offer to Purchase.

Simultaneously with the Holding Partnership conducting the Holding Partnership COC Offer, the issuers of the First Mortgage Notes are also conducting the Consent Solicitation upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated March 13, 2012 (as the same may be amended or supplemented from time to time), to seek the Required Notes Consent for the Change of Control Amendments and the Covenant Amendments. If the Required Notes Consent for the Change of Control Amendments is obtained pursuant to the Consent Solicitation and a supplemental indenture adopting such Change of Control Amendments becomes effective, the Holding Partnership will terminate the Holding Partnership COC Offer promptly thereafter and no First Mortgage Notes will be required to be purchased pursuant to the Holding Partnership COC Offer.

In connection with the Holding Partnership COC Offer, Parent and the Offeror have entered into the Forward Purchase Commitment Letter pursuant to which certain of the Banks have committed, subject to certain customary conditions, to (i) purchase any First Mortgage Notes tendered by holders and purchased by the Holding Partnership pursuant to, and in compliance with, the Holding Partnership COC Offer and (ii) provide a new $10 million senior secured revolving credit facility, which facility will not be drawn to fund the Holding Partnership COC Offer or the Offer. We may terminate the Merger Agreement in certain circumstances related to the availability of funds for repurchase of the First Mortgage Notes by certain of the Banks pursuant to the Forward Purchase Commitment Letter (see Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase). Parent and the Offeror will pay the fees and rebates payable to the Banks pursuant to the Forward Purchase Commitment Letter using equity committed under the Equity Commitment Letter.

The Banks’ commitment pursuant to the Forward Purchase Commitment Letter (the “Forward Purchase Commitment”) expires on the earliest of (i) solely with respect to the commitment to purchase the tendered First Mortgage Notes, the execution and delivery of definitive agreements relating thereto, (ii) solely with respect to the commitment to purchase the tendered First Mortgage Notes, obtaining the Required Notes Consent, (iii) solely with respect to the revolving credit facility, the execution and delivery of definitive documents relating thereto and (iv) the Termination Date. Under the Merger Agreement, each of the Offeror and Parent has agreed to use its reasonable best efforts to (a) comply with its obligations under the Forward Purchase Commitment Letter, (b) negotiate and enter into definitive agreements relating to the Forward Purchase Commitment and (c) satisfy on a timely basis all conditions applicable to the Offeror and Parent contained in the Forward Purchase Commitment Letter (or any definitive agreements related thereto) that are within their reasonable control. The Forward Purchase Commitment is subject to customary conditions, including the completion of the Offer in accordance with the Merger Agreement without any waiver or amendment thereof or consent thereunder that is materially adverse to the Banks unless agreed to by each Bank, however, the Forward Purchase Commitment is not subject to a due diligence or “market out.”

10.     Background of the Offer; Past Contacts or Negotiations with the Company.

The following is a description of contacts between representatives of Management VII, the Holding Partnership, Parent or the Offeror with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For purposes of this section, the Company’s indebtedness includes indebtedness encumbering the Grand Mound property. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 being mailed concurrently with this Offer to Purchase.

Management VII is engaged in (among other activities) managing and making equity investments in public and private companies. From time to time, Management VII has reviewed and followed companies in the lodging and entertainment industries as a group, including the Company, for potential investment opportunities.

In June 2011, Nomura Securities North America, LLC (“Nomura”), introduced representatives of Management VII to senior management of the Company. Management VII and the Company entered into a mutual confidentiality agreement on June 14, 2011. Representatives of Management VII had an introductory telephone conversation with Kimberly Schaefer, Chief Executive Officer of the Company, and James Calder, Chief Financial Officer of the Company on June 16, 2011, to learn more about each other and to discuss a potential acquisition transaction. On June 16, 2011, Management VII sent an initial due diligence request list to the Company through Nomura.

In mid June 2011, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), counsel to Management VII provided Management VII with a preliminary analysis of the material provisions of the Company’s outstanding indebtedness.

In late June 2011, after the introductory telephone conversation with Ms. Schaefer and Mr. Calder, Management VII was informed that the Company Board met telephonically and formed a special committee (the “Special Committee”) to oversee a formal process to review the Company’s strategic options.

On June 27, 2011, Management VII executed a confidentiality agreement with the Company, containing a standstill provision, that superseded the mutual confidentiality agreement, dated June 14, 2011.

On July 5, 2011, representatives of Management VII had a face-to-face dinner meeting with Ms. Schaefer and Mr. Calder in New York City.

On August 9, 2011, Management VII received from the Special Committee’s financial advisor, Deutsche Bank, certain non-public, due diligence information about the Company relating to the Company’s indebtedness and internal financial forecasts. During August, representatives of Management VII and Deutsche Bank had numerous telephone calls discussing these internal financial forecasts and the Company’s indebtedness.

On August 25, 2011, Akin Gump provided Management VII an updated analysis of the material provisions of the Company’s approximately $624 million of outstanding indebtedness. The analysis set forth various issues related to the Company’s capital structure, including (a) the make-whole cost of taking out the First Mortgage Notes in connection with a new acquisition financing, (b) the need to waive change of control provisions in each of the First Mortgage Notes, the mortgage loan on the Concord property (the “Concord Loan”), and the Junior Subordinated Debentures due 2017 (the “Junior Subordinated Debentures”), which change of control provisions in respect of the Junior Subordinated Debentures would be triggered by the Board’s approval of the Merger (as opposed to consummation of the Merger) if Management VII intended to retain this indebtedness, (c) the requirement to make a change of control offer for the First Mortgage Notes and secure a back-stop commitment if Management VII intended to attempt to retain the First Mortgage Notes, (d) near term maturities of the Concord Loan, the mortgage loan on the Grand Mound property (the “Grand Mound Loan”), and the mortgage loan on the Kansas City and Traverse City properties, and (e) covenants in the First Mortgage Notes that limit the Company’s strategic flexibility, including the Company’s use of the cash generated by these properties, its ability to invest in new projects and its ability to refinance its existing indebtedness.

Deutsche Bank informed Management VII by telephone in late August 2011 that the Company Board would be meeting in mid September, and requested an indication of interest prior to such meeting. On September 9, 2011, Management VII submitted a letter to the Company indicating an interest in potentially acquiring the Company for a purchase price of between $4.00 per share and $4.50 per share, subject to customary conditions, including completion of due diligence by Management VII.

On September 21, 2011, Management VII received access to an online data room.

Beginning on October 7, 2011, and continuing through early March 2012, Management VII and Akin Gump had numerous telephone calls with Deutsche Bank and the Special Committee’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), to discuss the Company’s indebtedness, including the limitations imposed on the Company related to its capital structure, in particular the restrictive covenants in the First Mortgage Notes, the ability to obtain waivers to change of control provisions, extending near term maturities and the possibility of seeking certain covenant amendments in the First Mortgage Notes.

On October 20, 2011, Management VII attended a management presentation meeting at the Company’s Pocono Mountains property during which the Company’s senior management team outlined its future business strategy and business plan, including certain internal, non-public financial forecasts. Attendees of the presentation included representatives of Management VII, Nomura and Deutsche Bank, Ms. Schaefer, Mr. Calder, Alexander Lombardo, the Treasurer of the Company and certain property-level managers. At the management presentation, the Company informed Management VII that it expected that, prior to the end of 2011, the Grand Mound Loan would be amended and the maturity would be extended from August 2012. Further, the Company informed Management VII that it had generally good relations with its lenders and expected that the waiver of change of control provisions in the Junior Subordinated Debentures and the Concord Loan could be obtained on commercial terms, could be obtained in a reasonable period and, in any event, would be sought prior to signing a definitive merger agreement, which the parties expected could be negotiated and signed on an expedited timeline if the Company chose to move forward with explorations of a potential transaction.

In October 2011, Deutsche Bank informed Management VII that the Company expected that the waiver of the change of control provision under the Concord Loan would be agreed on commercial terms prior to signing of a definitive merger agreement by Deutsche Bank Trust Company Americas, which is an affiliate of Deutsche Bank. Deutsche Bank also noted that the Company had not yet approached Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), which was the holder of 50% of the Concord Loan, with respect to the waiver and the extension and would not be expected to do so unless and until a transaction was more certain.

From late October 2011 through November 2011, Management VII conducted business diligence, including numerous telephone calls with the Company’s senior management and its advisors to discuss the Company’s financial forecasts and its capital structure.

On November 15, 2011, Management VII received an invitation to submit a bid to acquire the Company as part of a bid instruction letter. On the following day, Deutsche Bank distributed to Management VII an initial draft form of the definitive merger agreement to be marked up in accordance with the bid instruction letter.

On November 21, 2011, representatives of Management VII and Nomura had a telephone conversation with Ms. Schaefer, Mr. Calder, Mr. Lombardo and representatives of Deutsche Bank to get a better understanding of the Company’s business strategy and opportunities.

On November 30, 2011 and December 1, 2011, representatives of Management VII visited the Company’s Grapevine, Concord and Williamsburg properties.

On December 9, 2011, Management VII submitted a proposal to acquire all of the outstanding equity interests of the Company for $4.65 in cash per share. In the proposal, Management VII attached an issues list to the form definitive merger agreement, which, inter alia, proposed a two-step tender offer and merger transaction structure (including a so-called “top-up option”), requested a discussion regarding the possibility that the Company adopt a stockholder rights plan (i.e., a so-called “poison pill”) in connection with the execution of a definitive merger agreement and noted that Management VII’s proposal assumed that the Company and Management VII would immediately enter into discussions on an exclusive basis. The proposal also indicated that Management VII intended that all of the Company’s indebtedness would remain outstanding substantially in its current form, provided that, (a) Management VII secures commitments to back-stop a “Change of Control Offer” for the First Mortgage Notes that was described in a highly confident letter from Morgan Stanley & Co. LLC addressed to Apollo Management, L.P. and included in the proposal and (b) the Company (i) secures a waiver of the change of control provision and an extension of the maturity of the Concord Loan prior to execution of a definitive merger agreement; (ii) secures a waiver of the change of control provision of the Junior Subordinated Debentures prior to the execution of a definitive merger agreement; and (iii) refinances or extends the maturity of the Grand Mound Loan on terms acceptable to Management VII prior to the execution of a definitive merger agreement. This proposal indicated that (i) these waivers, refinancings and extensions were required to be obtained prior to the signing of a definitive merger agreement and (ii) the parties could successfully negotiate a definitive merger agreement within thirty days.

In December 2011, Deutsche Bank reaffirmed to Management VII that the advisors would work on the assumption that each of the following would be obtained prior to execution of a definitive merger agreement: (a) the waiver of the change of control provision of the Concord Loan, (b) the waiver of the change of control provision of the Junior Subordinated Debentures, and (c) the extension of the maturity of the Grand Mound Loan. At that time, the Company informed Management VII that it had been having ongoing discussions for many weeks with the lender of record under the Grand Mound Loan (the “Grand Mound Lender”) and with Deutsche Bank Trust Company Americas regarding the Concord Loan, but had not yet approached Crédit Agricole about the Concord Loan or the holder of the Junior Subordinated Debentures.

On December 17, 2011, Deutsche Bank requested that Management VII increase its offer price to its best and final amount in exchange for the Company granting exclusivity to Management VII. On December 19, 2011, Management VII submitted a revised proposal, increasing its offer to acquire all of the outstanding equity interests of the Company for $4.85 in cash per Share and on December 20, 2011, Management VII and the Company entered into an exclusivity agreement (the “Exclusivity Agreement”).

In mid-December 2011, Paul Weiss and Akin Gump began discussing the issues arising from the latest draft of the definitive merger agreement. On December 17, 2011, and December 20, 2011, Akin Gump and Management VII’s accounting advisors, PricewaterhouseCoopers LLP (“PwC”), received their respective access to an online data room and began performing due diligence investigations of the Company.

On December 21, 2011, representatives of Akin Gump met telephonically with representatives of Paul Weiss, during which the representatives of Akin Gump discussed various transaction issues, including requests by Management VII that (i) the Company adopt a stockholder rights plan concurrently with executing a definitive merger agreement, (ii) the transaction be structured as a two-step tender offer (including a “top-up option”) and (iii) concurrently with the execution of a definitive merger agreement, the Company sell to Management VII or its affiliates preferred shares of the Company convertible into 19.9% of the outstanding common equity of the Company as a method of added deal protection. On December 23, 2011, Paul Weiss informed Akin Gump that the Company had refused the request to sell preferred shares to Management VII or its affiliates.

During the period starting on December 21, 2011 through early January 2012, Akin Gump and PwC held diligence calls with certain members of the Company’s senior management, including William Robinson, General Counsel of the Company, Mr. Calder and Mr. Lombardo, and Management VII and its advisors continued their review of the online data room.

Also during late December 2011, Akin Gump and Paul Weiss had numerous telephone discussions regarding the definitive merger agreement. On December 23, 2011, an all-hands call, consisting of representatives of Management VII, Akin Gump, the Company’s senior management, Deutsche Bank and Paul Weiss, was held to discuss Management VII’s recommended strategy related to a proposed Consent Solicitation for the First Mortgage Notes as well as obtaining the waivers and amendments to be sought with respect to the Company’s other existing indebtedness.

On December 29, 2011, representatives of Management VII and Akin Gump had a follow-up call with representatives of Deutsche Bank and Paul Weiss about strategy related to the Company’s existing indebtedness, including the Consent Solicitation for the First Mortgage Notes and proposed amendments and waivers to the Company’s existing indebtedness.

From December 30, 2011 through January 9, 2012, Management VII’s engineering and real property consultants visited the Company’s properties in Traverse City, Concord, Kansas City, Grand Mound, Mason, Grapevine, Williamsburg and Pocono Mountains.

On January 3, 2012, Akin Gump sent the initial mark-up of the definitive merger agreement to Paul Weiss, which included, inter alia, a two-step tender offer and merger (with a “top-up option”) and a requirement for the Company to enter into a stockholder rights plan in connection with the execution of a definitive merger agreement. On January 4, 2012, Management VII sent a written reconfirmation notice of the purchase price to extend its exclusivity period with the Company for another 15 days, pursuant to the Exclusivity Agreement.

On January 5, 2012, the Company informed Management VII that an amendment and extension of the Grand Mound Loan would be more difficult to obtain than originally anticipated. The Company provided Management VII with a proposal from the Grand Mound Lender, regarding the possibility of amending the Grand Mound Loan to extend its maturity from August 2012 to August 2017. The terms of this proposal were unacceptable to the Company and Management VII. Also, Management VII realized that this amendment and extension would be a longer-than-expected process upon learning for the first time that the amendment to extend the maturity would require the consent of approximately seventy participant banks, a significant number of which are local community banks.

On January 5, 2012, Akin Gump sent a draft term sheet to Paul Weiss for the proposed stockholder rights plan. Under the stockholder rights plan, the Company would be required to issue rights to the Company’s stockholders that, upon certain triggering events related to certain acquisitions of 10% or more of the outstanding shares of Common Stock by any person (and certain related parties) without the Company Board’s prior approval, would represent the right to purchase shares of Common Stock at a purchase price equal to one-half of the average of the daily closing prices per share of Common Stock for the 30 consecutive trading days immediately prior to the date of purchase. See Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

Throughout January 2012, the Company continued to update Management VII on its discussions with the Grand Mound Lender with respect to the terms for a potential maturity extension of the Grand Mound Loan. On January 8, 2012 and January 10, 2012, representatives of Management VII and Akin Gump had telephone calls with Mr. Calder, Mr. Lombardo and representatives of Deutsche Bank to discuss the extension of the Grand Mound Loan. In addition, on January 12, 2012, and January 13, 2012, Ms. Schaefer provided status updates to Management VII regarding the Grand Mound Loan negotiations. During these updates, the Company expressed its dissatisfaction with the terms offered by the Grand Mound Lender.

During January 2012, Management VII also solicited proposals for a refinancing of the Grand Mound Loan from third party financial institutions. Management VII received a written proposal from one financial institution. However, such proposal was subject to significant conditions, including the requirement to receive approvals from the Bureau of Indian Affairs and amendments to tribal laws, and Management VII ultimately decided not to pursue such proposal as it did not appear feasible to complete the refinancing on the terms proposed.

On January 12, 2012, Paul Weiss sent a revised draft of the definitive merger agreement to Akin Gump.

Shortly before January 18, 2012, Deutsche Bank informed Management VII that the Company was having difficulty obtaining an extension of the Concord Loan. In consultation with the Company, Management VII promptly reached out to its independent contacts at Crédit Agricole to assist the Company in obtaining the extension. Crédit Agricole informed Management VII that it would attempt to be cooperative in the process, but that an extension would take longer than the Company had originally anticipated.

On January 18, 2012, Management VII and Akin Gump had a telephone discussion with Mr. Calder, Mr. Lombardo and representatives of Deutsche Bank Trust Company Americas and Crédit Agricole about the waiver of the change of control provision and an extension of the maturity of the Concord Loan. Crédit Agricole advised that the extension of the maturity of the Concord Loan required extensive credit committee approval. The Company, in consultation with Management VII, requested that Crédit Agricole seek to obtain such approval.

On January 18, 2012 and January 19, 2012, representatives of Akin Gump and Paul Weiss negotiated some of the terms of the definitive merger agreement. Over those two days, Akin Gump provided initial drafts of the Rights Agreement, certificate of designation, Equity Commitment Letter, Limited Guarantee by Apollo Funds and organizational documents for the Offeror to Paul Weiss.

On January 18, 2012, in light of the delays caused by slower than expected progress with respect to the negotiations with lenders regarding the Grand Mound Loan maturity extension and the Concord Loan waiver and extension, Management VII proposed to the Company an extension to the Exclusivity Agreement to extend the exclusivity period for another 15 days, which could be extended for an additional 15 days, upon Management VII confirming the purchase price in writing to the Company. On January 23, 2012, the Company executed the proposed extension to the Exclusivity Agreement effective as of January 19, 2012.

On January 20, 2012, Mr. Lombardo sent an email to Management VII providing a status update of the Grand Mound Loan extension negotiations and informed Management VII that the proposed refinancing with the Grand Mound Lender of the Grand Mound Loan was expected to occur by the end of February. For the following two to three weeks, Management VII was in daily contact with Mr. Lombardo regarding the Grand Mound Loan extension.

On January 24, 2012, Akin Gump sent a revised draft of the definitive merger agreement to Paul Weiss.

On February 1, 2012, the Company indicated to Management VII that it was temporarily ceasing negotiations with respect to the definitive merger agreement until it was able to negotiate an extension or refinancing of the Grand Mound Loan and resolve other matters related to its existing indebtedness. While the Company focused its efforts on matters related to its existing indebtedness, there was limited contact with respect to the definitive merger agreement.

In February 2012, the Company also began soliciting proposals for a refinancing of the Grand Mound Loan from other financial institutions.

On February 3, 2012, Management VII sent a written reconfirmation notice of the purchase price to extend its exclusivity period with the Company for another 15 days, in accordance with the extension of the Exclusivity Agreement entered into on January 23, 2012.

On February 8, 2012, Crédit Agricole indicated to Management VII that it was in the process of seeking credit approval for the proposed waiver and extension with respect to the Concord Loan. Deutsche Bank Trust Company Americas previously indicated to Management VII that Deutsche Bank Trust Company Americas had received credit approval.

On February 10, 2012, Deutsche Bank informed Management VII that the collateral manager of the sole holder (the “TRUPS Holder”) of the trust preferred securities (the “Trust Preferred Securities”) issued by the Great Wolf Capital Trust III, the sole holder of the Junior Subordinated Debentures indicated that obtaining a waiver to the change of control provisions of the Junior Subordinated Debentures would be problematic. On February 14, 2012, the Company and Management VII had a call with the TRUPS Holder. During the call, the TRUPS Holder conveyed that it was unable to unilaterally grant a waiver of the change of control provisions with respect to the Junior Subordinated Debentures. Subsequently, the Company, in consultation with Management VII, proposed that the TRUPS Holder enter into an agreement providing that it would not exercise its change of control put right (the “No Put Agreement”).

On February 16, 2012, after (a) reviewing the status of the negotiations with the current lenders of the Grand Mound Loan, (b) discussing the Company’s efforts to obtain refinancing of the Grand Mound Loan (including the Company’s difficulty in coming to terms with the Grand Mound Lender after four months of discussions) and (c) directly having discussions with other potential lenders, Management VII decided that it would be willing to assume the risk that Grand Mound potentially would be unable to refinance or extend the maturity of the Grand Mound Loan, enter into a definitive merger agreement prior to the refinancing or extension of the maturity of the Grand Mound Loan and not require such a refinancing or maturity extension to be a condition precedent to its obligations to consummate the transactions contemplated by the definitive merger agreement. In addition, on such date, the Company informed Management VII that the Company expected that the waivers for the Concord Loan and the Junior Subordinated Debentures and the extension for the Concord Loan would be obtained imminently. Promptly thereafter, the parties determined to re-engage in negotiating the terms of the definitive merger agreement and Paul Weiss delivered to Akin Gump an issues list reflecting the principal outstanding issues in the draft definitive merger agreement.

In addition, on February 16, 2012, the Company informed Management VII that Crédit Agricole received credit approval for the proposed waiver and extension with respect to the Concord Loan and would be providing documentation for the waiver and extension in a few days. The proposed waiver and extension of the Concord Loan would apply only in the case of the proposed transaction with Management VII.

On February 17, 2012, the Company sent Management VII a copy of a draft of the No Put Agreement which Paul Weiss had prepared and sent to the TRUPS Holder for its review.

On February 18, Paul Weiss delivered to Akin Gump a revised draft of the definitive merger agreement and Management VII proposed to extend the exclusivity period for another 15 days, subject to an additional 15 day extension upon Management VII confirming the purchase price in writing to the Company. However, the Company refused to give Management VII the option to extend for a second 15-day period. On the same day, the Company executed the proposed extension to the Exclusivity Agreement, extending exclusivity through March 4, 2012.

Between February 19 and February 22, Akin Gump and Paul Weiss exchanged revised drafts of the definitive merger agreement and negotiated some of the terms.

On February 21, 2012, counsel to Deutsche Bank Trust Company Americas and Crédit Agricole delivered to the Company and Management VII a draft commitment letter providing for their commitment to agree to the proposed waiver and extension. The Company and Management VII had been expecting an amendment to the Concord Loan (as opposed to a commitment to amend).

On February 22, 2012, the Company, in consultation with Management VII, requested that the banks under the Concord Loan forego the commitment letter in favor of an amendment to the Concord Loan that would provide for the waiver of the change of control provision and an extension of the maturity.

On February 22, 2012, the Company sent Management VII a copy of a mark-up to the draft of the No Put Agreement which reflected comments from the TRUPS Holder. On February 23, 2012, the Company sent Management VII a copy of an additional mark-up prepared by the TRUPS Holder, which mark-up reflected additional comments to the initial draft prepared by the Company, including a provision entitling the TRUPS Holder to exercise veto power over certain aspects of the Company’s capital structure.

On February 24, 2012, a form of amendment to the Concord Loan was substantially agreed to by the parties thereto.

On February 24, 2012, the Company decided not to proceed with the No Put Agreement. As a result, the Company, Management VII and Purchaser again ceased negotiations on the definitive merger agreement until such an alternative solution was available.

On March 1, 2012, the Company notified Management VII that it expected to receive a proposal from the TRUPS Holder to eliminate the change of control put right, and would resume negotiations on the definitive merger agreement on March 5th. Subsequently, the Company sent Management VII draft documents prepared by counsel for the TRUPS Holder, pursuant to which the Trust Preferred Securities would be exchanged for new securities that would not have the same change of control put right as the existing Trust Preferred Securities.

On March 1, 2012, Management VII proposed to the Company an extension to the Exclusivity Agreement to extend the exclusivity period for another 15 days. On March 2, 2012, the Company executed the proposed extension to the Exclusivity Agreement, extending exclusivity through March 19, 2012.

On March 2, 2012, Management VII had a telephone discussion with Mr. Lombardo pursuant to which the parties decided to pursue the exchange of the Trust Preferred Securities with new securities issued by a newly created trust.

On March 4, 2012, the parties reinitiated discussions on the transaction generally, and on March 6, 2012, Akin Gump delivered to Paul Weiss a revised draft of the definitive merger agreement.

On March 12, 2012, the Company entered into an agreement with its lenders that, among other things, secures a waiver of the change of control provision and an extension of the maturity of the Concord Loan, provided that, such waiver and extension shall not be effective if the Offer by Purchaser is not consummated on or prior to July 10, 2012.

On March 12, 2012, the Company entered into agreements with the TRUPS Holder, pursuant to which such holder agreed to exchange its existing trust preferred securities for new trust preferred securities, which contain a higher coupon but no change of control provision.

On March 12, 2012, the boards of directors of Parent and the Offeror unanimously approved the transaction and authorized proceeding with the Offer by Purchaser, the Merger and the transactions contemplated thereby.

On March 12, 2012, the Special Committee held a telephonic meeting and unanimously determined that it was advisable and in the best interests of the Company and its stockholders to recommend to the Company Board that it approve and declare fair and advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the Offer, declare that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, direct that adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company (unless the Merger is consummated by way of a “short-form” merger in accordance with Section 253 of the DGCL), and resolve and agree to recommend to the stockholders of the Company that they accept the Offer, tender their Shares into the Offer and vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law). Immediately following the meeting of the Special Committee, the Company Board held a telephonic meeting and unanimously approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the Offer, declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company, and resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in each case on the terms and subject to the conditions of the Merger Agreement. Later that day, the Merger Agreement was executed by Parent, the Offeror and the Company. For more information on the Merger Agreement and the other agreements between the Company and the Offeror and their respective related parties. See Section 9 – “Source and Amount of Funds,” and Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

On March 13, 2012, Parent and the Company issued a joint press release announcing the transaction.

On March 13, 2012, the Offeror commenced the Offer, the issuers of the First Mortgage Notes commenced the Consent Solicitation and Parent and the Offeror commenced the Holding Partnership COC Offer.

During the Offer, Parent and the Offeror intend to have ongoing contacts with the Company and its directors, officers and stockholders.

11.     The Merger Agreement and Other Agreements.

The following is a summary of the material provisions of certain agreements related to the Offer. Capitalized terms used in this Section 11 – “The Merger Agreement and Other Agreements,” – but not defined herein shall have the respective meanings given to them in the Merger Agreement.

Representations and Warranties and Covenants. The Merger Agreement is included as an exhibit to the Schedule TO for the purpose of providing public disclosure regarding its terms and conditions as required by U.S. federal securities laws. The representations and warranties and covenants contained in the Merger Agreement made for purposes of the contract among the respective parties, were made as of specified dates and may be subject to limitations agreed upon by the contracting parties. The representations and warranties (i) may have been made for the purposes of (A) establishing the circumstances under which Parent and the Offeror may have the right not to consummate the Offer if the representations and warranties of the Company prove to be untrue, such that the conditions to the Offer set forth in Section (b)(4) of exhibit A to the Merger Agreement is not satisfied, (B) allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and (ii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. The parties do not believe that these schedules contain information that is material to an investment decision. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with information provided elsewhere in this Offer to Purchase and the Annexes. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Offeror will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under the U.S. federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by U.S. federal securities laws.

The Merger Agreement.

The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 13, 2012. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined in this Offer to Purchase have the meanings assigned to them in the Merger Agreement.

The Offer

The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Offeror to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in Section 14 – “Certain Conditions of the Offer.”

Waiver of Certain Conditions of the Offer. The Offeror has expressly reserved the right, in its sole discretion, to waive any of the conditions to consummate the Offer, in whole or in part, without the consent of the Company, except that the Offeror cannot, without the Company’s consent, (i) reduce the Offer Price (except for certain equitable adjustments in connection with certain changes in the Company’s outstanding capital stock, on a fully diluted basis), (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Condition, (v) add to, or impose conditions on the Offer other than, the conditions to consummate the Offer set forth in Section 14 – “Certain Conditions of the Offer,” (vi) extend the expiration of the Offer except (x) as required or permitted by the Merger Agreement, (y) as required by applicable law or (z) in connection with an increase in the Offer Price or (vii) modify any condition to consummate the Offer or any term of the Offer set forth in the Merger Agreement in a manner (x) adverse to the holders of Shares, or (y) that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay the consummation of the Offer or (B) prevent, materially delay or impair the ability of Parent or the Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement (and in each case, in accordance with the terms of the Merger Agreement and this Offer to Purchase, and subject to the applicable rules and regulations of the SEC). Either Parent or the Offeror may, in its sole and absolute discretion and without the consent of the Company, increase the Offer Price, in which case the Offer will be extended, without the consent of the Company, to the extent required by applicable law.

Extension of the Offer. In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement, without the consent of the Company (but in each case, in accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC): (i) the Offeror must extend the Offer for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law) if, at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived (in accordance with the Merger Agreement); provided that we are not permitted to extend the Offer beyond the Termination Date; (ii) we must extend the Offer for the minimum period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer; provided that we are not permitted to extend the Offer beyond Termination Date; and (iii) to the extent the

Holding Partnership COC Offer has not been terminated and the Delaying Condition shall not have been satisfied or waived, we must extend the Offer such that the new Expiration Time for the Offer is the same as the scheduled expiration time for the Holding Partnership COC Offer which initially is 9:00 a.m., New York City time on April 13, 2012; provided that in this case we are not permitted to extend the Offer beyond the date that is five business days prior to the Termination Date. Unless the Required Notes Consent for the Change of Control Amendments is obtained, we expect that we will extend the Offer as required by clause (iii) above. In addition, under the terms of the Merger Agreement, without the consent of the Company: (i) regardless of whether the other conditions to the Offer have been satisfied, we may extend the Offer for a period of up to ten business days if the Company receives certain alternative acquisition proposals or takes certain actions in support of an alternative transaction; and (ii) to the extent the Holding Partnership COC Offer has not been terminated and the issuers of the First Mortgage Notes have not received the Required Notes Consent and Parent is unable to obtain funds pursuant to the Forward Purchase Commitment letter, we may extend the Offer on one or more occasions for a period of between five and ten business days (the length of such period to be determined in our sole discretion, subject to applicable law); provided that we are not permitted to extend the Offer beyond the Termination Date. As noted above, we will not be permitted to extend the Offer beyond the Termination Date, and we may instead terminate the Offer. See Section 1 – “Terms of the Offer” – of this Offer to Purchase.

The Merger Agreement also provides that, if all of the conditions to the Offeror’s obligations to accept Shares for payment in the Offer are satisfied or waived, and the Offeror accepts Shares for payment, but the number of Shares validly tendered and not validly withdrawn pursuant to the Offer totals less than 90% of the outstanding shares of Common Stock, the Offeror may, in its sole discretion, provide for a Subsequent Offering Period.

Directors. If we accept Shares for payment pursuant to the Offer, the Merger Agreement provides that we will become entitled to designate at least a majority of the members of the Company’s Board (and each committee of the Company’s Board, each board of directors of a subsidiary of the Company, and each committee of each such board). In such case, the Company has agreed to cause Parent’s designees to be elected or appointed to the Company’s Board in such number, rounded up to the next whole number, as is proportionate to the aggregate beneficial ownership of Shares by Parent, the Offeror and their affiliates (including Shares accepted for payment pursuant to the Offer). The Company is obligated to take all actions necessary to effect the foregoing, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, including increasing the size of its Board, securing the resignations of one or more incumbent directors and/or filling any vacancies so created with our designees. Notwithstanding the foregoing, following the appointment of our designees and until the Effective Time, the Company will cause the Company Board to maintain at least three directors who are currently directors of the company, are not officers of the Company and who are independent for the purposes of Rule 10A-3 under the Exchange Act (“Independent Directors”).

After the election or appointment of the directors designated by Parent to the Company’s Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority (or in the case where there are two or fewer, the concurrence of all) of the Independent Directors will be required in order to: (i) amend, modify or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or the Offeror under the Merger Agreement, (iii) waive any condition to the Company’s obligations under the Merger Agreement or any of the Company’s rights under the Merger Agreement, (iv) amend the Company’s certificate of incorporation or bylaws in a manner that adversely effects or could adversely affect the stockholders of the Company (other than Parent, the Offeror or any of their affiliates), (v) effect an Adverse Recommendation Change, or (vi) cause the Company to take any other action in connection with the Merger, which adversely affects or could adversely affect the stockholders of the Company (other than Parent, the Offeror or any of their affiliates).

Company Board Recommendation. The Company has represented in the Merger Agreement that the Company Board, at a meeting duly called and held, has unanimously: (i) approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the Offer,

(ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in each case, on the terms and subject to the conditions of the Merger Agreement. The Company has further represented that such approvals are sufficient such that the restrictions on business combinations set forth in Section 203(a) of the DGCL and any other Takeover Law will not apply for any purpose to Parent, the Offeror and their respective affiliates, the Merger Agreement, the Merger or the other transactions contemplated thereby. The Company has also represented that section 552.05 of the Wisconsin Statutes is not applicable to the Merger Agreement, the Merger or the Offer, because the Company is not a “Target Company” under Section 552.05(7) of such statutes.

The Top-Up Option. Under the Merger Agreement, the Company has granted the Offeror the Top-Up Option to purchase additional shares of newly issued Common Stock (the “Top-Up Shares”), such that following such purchase the Offeror and its affiliates would own one more share of Common Stock than 90% of the total shares of Common Stock that would be outstanding on a fully diluted basis immediately after such issuance. If the Offeror acquires at least 90% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under the DGCL without a stockholders meeting and without action by the Company’s stockholders. See Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

The purchase price per share for any shares of Common Stock purchased by the Offeror under the Top-Up Option will be paid by means of (i) cash in an amount equal to at least the aggregate par value of the shares of Common Stock issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such shares of Common Stock less the amount paid in cash. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a “short-form” merger pursuant to the applicable provisions of the DGCL without a vote of the Company’s stockholders at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured in any case because of our control of a majority of the shares of Common Stock following completion of the Offer. Although we currently expect to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that the we will ultimately do so unless required by the terms of the Merger Agreement. See Section 11 – “The Merger Agreement and Other Agreements” – and Section 12 – “Purpose of the Offer; Plans for the Company” – of this Offer to Purchase.

The Merger Agreement provides that the Top-Up Option must be exercised by the Offeror once on or prior to the fifth business day after the later of the Acceptance Time and the expiration of any Subsequent Offering Period, if applicable, if Parent, the Offeror and their subsidiaries do not own in the aggregate at least 90% of the total Shares then outstanding. The obligation of the Company to deliver the Top-Up Shares is subject to the conditions that: (i) no judgment, injunction, order or decree of any Governmental Authority prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise; (ii) the Top-Up Option is not exercisable for a number of Shares in excess of the number of authorized but unissued Shares (including any Shares held in the treasury of the Company); and (iii) the Offeror has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The Top-Up Option terminates upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement. Upon exercise of the Top-Up Option, Parent has agreed to cause the Closing to occur as promptly as reasonably practicable following the issuance of the Top-Up Shares.

The Merger

The Merger Agreement provides that at the Effective Time, the Offeror will be merged with and into the Company with the Company being the Surviving Corporation in the Merger. Following the Merger, the separate existence of the Offeror will cease, and the Company will continue as the Surviving Corporation which will be a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of the Holding Partnership.

If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement.

Certificate of Incorporation. The certificate of incorporation of the Company will, at the Effective Time, be amended and restated and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

Bylaws. The bylaws of the Offeror in effect immediately before the Effective Time will be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”), except that such bylaws will be amended to reflect the name of the Surviving Corporation, until amended as provided in, and in accordance with, the Surviving Charter, the Surviving Bylaws and applicable Law.

Directors. The parties will take all requisite action so that the directors of the Offeror immediately before the Effective Time will be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal as provided in, and in accordance with, the Surviving Charter, the Surviving Bylaws and applicable Law.

Officers. The officers of the Company immediately before the Effective Time will be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal as provided in, and in accordance with, the Surviving Charter, the Surviving Bylaws and applicable Law.

Merger Consideration

Merger Consideration. Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Parent, the Offeror or the Company, or any direct or indirect wholly-owned subsidiary of the Company or any other subsidiary of Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly perfect their appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Merger Consideration. Stockholders who properly perfect their appraisal rights under the DGCL will be entitled to payment for Shares based on a judicial determination of fair value of such Shares. This value may be more or less than the price that we are offering to pay for Shares in the Offer.

All Shares that have been converted into the right to receive the Merger Consideration will be canceled automatically and will cease to exist, and the holders of Share Certificates, Restricted Shares and/or Book-Entry Shares will cease to have any rights with respect to those Shares, other than the right to receive the Merger Consideration.

If at any time before the Effective Time, (i) any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for Shares, occurs as a result of any stock split (including a reverse stock split) or combination, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared with a record date during such period, then the Merger Consideration and the Offer Price will be equitably adjusted to reflect such change and (ii) any Rights are exercised or any dividends or distributions are made, set aside, paid or declared with respect to the Series A Junior Participating Preferred Stock, then the Merger Consideration and the Offer Price will be equitably adjusted to reflect such change.

Payment for Shares. As promptly as practicable after the Effective Time, Parent will cause the Depositary to mail to each holder of record of a Share, (i) a Letter of Transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Share

Certificates to the Depositary or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal and (ii) instructions for surrendering such Share Certificates, Restricted Shares or Book-Entry Shares in exchange for the Merger Consideration.

Upon surrender of a Share Certificate or of a Book-Entry Share for cancellation to the Depositary, together with a duly completed and validly executed Letter of Transmittal, and any other documents reasonably required by the Depositary, the holder of that Share Certificate or Book-Entry Share will be entitled to receive, and the Depositary will promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Share Certificate or such Book-Entry Shares less any required withholding of Taxes. Any Share Certificates and Book-Entry Shares so surrendered will be canceled immediately. No interest will accrue or be paid on any amount payable upon surrender of Share Certificates or Book-Entry Shares.

If any Merger Consideration is to be paid to a person other than the person in whose name the surrendered Share Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (i) the surrendered Share Certificate is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (ii) the Person requesting such payment (x) pays any applicable transfer or similar Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that any such transfer or similar Taxes have already been paid or are not applicable.

Until surrendered, each Share Certificate, Restricted Share and each Book-Entry Share will be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Share Certificate, Restricted Share or Book-Entry Share will be deemed to have been paid in full satisfaction of all rights pertaining to such Share Certificate, Restricted Share or Book-Entry Shares and, in the case of a Share Certificate, the Shares formerly represented by it.

Treatment of Other Equity Awards. Following the date of the Merger Agreement and before the Acceptance Time, the Company Board will adopt resolutions and the Company will take all necessary actions to provide that as of the Effective Time, each option to acquire shares of Common Stock outstanding and unexercised immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Closing and without any additional action by Parent, the Offeror, the Company or the holder of that option, shall be canceled for no consideration. Except as otherwise provided in the Merger Agreement, on the date of the Merger Agreement, the Company Board and the Compensation Committee of the Company Board will adopt resolutions, and the Company will take all necessary actions to provide that (i) with respect to performance-based multiyear program equity grant made under the Great Wolf Resorts, Inc. 2004 Incentive Plan in calendar years prior to 2012 and that is outstanding on the date of this Agreement, the Company will convert such performance awards into Restricted Shares, which shall be subject to the same terms and conditions as were applicable to the performance awards immediately prior to such conversion and (ii) with respect to each Restricted Share outstanding as of the date of the Merger Agreement, with those outstanding being determined after giving effect to the conversion contemplated by the preceding clause (i), to permit such Restricted Shares to be tendered in the Offer; (iii) each holder of Restricted Shares pursuant to clauses (i) and (ii) above will have the right to tender such Restricted Shares into the Offer, and upon the occurrence of the Acceptance Time, such tendered Restricted Shares shall become fully vested and, subject to tax withholding, will be treated the same as other Shares properly tendered into the Offer; and (iv) each Restricted Share which is not tendered into the Offer in accordance with clause (iii) above will become fully vested at the Acceptance Time and, upon the Effective Time, will be cancelled and converted into, and will thereafter only represent the right to receive, the Merger Consideration.

No annual equity grant awards or multi-year program equity grant awards granted in 2012 will be converted into Restricted Shares or will otherwise be eligible to participate in the Offer. All such awards will immediately expire and become null and void immediately prior to the Effective Time if the Effective Time occurs in 2012, with no consideration due therefor. At the Effective Time, all Company Option Plans and Company Stock Plans shall terminate.

Representations and Warranties

Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror, including representations relating to: organization and power; foreign qualifications; corporate authorization; enforceability; subsidiaries; governmental authorizations; non-contravention; capitalization (including as to certain material debt instruments); voting; SEC reports; financial statements and internal controls; liabilities; absence of certain changes; litigation; material contracts; benefit plans; labor relations; taxes; environmental matters; intellectual property and privacy policy; real property; insurance; permits and compliance with law; affiliated transactions; opinion of the Company’s financial advisor; the Rights Agreement; and brokers.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The term Company Material Adverse Effect is subject to certain exceptions including: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Company’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms or other natural disasters, (ix) the identity of Parent, the Offeror or any of their respective Affiliates as a party to the transactions contemplated by the Merger Agreement, (x) any actions taken, or not taken, at the request of Parent, and/or (xi) any effect that is cured by the Company prior to the termination of the Merger Agreement.

Pursuant to the Merger Agreement, Parent and the Offeror have made customary representations and warranties to the Company, including representations relating to: organization and power; corporate authorization; governmental authorizations; non-contravention; capitalization and interim operations of the Offeror; ownership of Shares; financing; litigation; no regulatory impediment; absence of arrangements with management; brokers; limited guarantee; and independent investigation. Certain representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent, materially impair or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or prevent or materially impair or materially delay the ability of Parent or the Offeror to perform its obligations under the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by either party after termination of the Merger Agreement except as a result of a willful and material breach.

Covenants

Company Conduct of Business Covenants. The Merger Agreement provides that, except as otherwise expressly contemplated therein, required by applicable law, or consented to in writing by Parent after the date of the Merger Agreement (which consent may not be unreasonably withheld, delayed or conditioned), and prior to the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Acceptance Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those Persons having business relationships with the Company or any of its Subsidiaries and to continue its program of capital expenditures in accordance with the Company’s capital expenditure budget in the ordinary course of business consistent with past practice. The Company further agreed, except as otherwise expressly contemplated by the Merger Agreement or required by applicable law, and prior to the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) the Acceptance Time, not to, and to cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of Parent (which consent, in certain circumstances, may not be unreasonably withheld, delayed or conditioned):

•	amend any of the Company Organizational Documents or any charter, bylaws or similar organizational document of any of its Subsidiaries;

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make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, other than dividends and distributions by any Wholly-Owned Subsidiary to the Company or any Wholly-Owned Subsidiary;

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(i) adjust, split, combine, sub-divide or reclassify its or any of its Subsidiaries’ capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its or any of its Subsidiaries’ capital stock or any securities convertible or exchangeable into or exercisable for any shares of its or any of its Subsidiaries’ capital stock, (iii) grant any Person any right or option to acquire any shares of its or any of its Subsidiaries’ capital stock or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than pursuant to (A) the Top-Up Option, (B) the Rights Plan, (C) the exercise of the options to acquire shares of Common Stock, (D) the vesting of Restricted Shares and performance awards or (E) the conversion of convertible securities, in each case outstanding as of the date of the Merger Agreement or pursuant to Contracts existing as of the date of the Merger Agreement and disclosed in the Company Disclosure Letter);

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(i) enter into any new, or amend, terminate or renew any existing, employment, bonus, change of control or severance agreement with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, perquisites or benefits payable or to become payable to any of its current or former directors, officers, employees or consultants, (ii) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be a Company Benefit Plan, (iii) grant any retention, severance or termination pay to any current or former director, officer or other employee of the Company or of any Subsidiary, (iv) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, Company Benefit Plans or agreements subject to Company Benefit Plans or any other plan, agreement, contract or arrangement of the Company except to the extent required by Law, such Company Benefit Plan or agreements, contracts or arrangements in effect prior to the date of the Merger Agreement or in accordance with the ordinary course of business consistent with past practice of the Company, (v) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries, (vi) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement), (vii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, or (viii) hire or terminate (other than for cause) any employee, except in the ordinary course of business consistent with past practice; except, in the case of each of clauses (i) through (viii), (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan or other agreement in effect on the date of this Agreement and disclosed in the Company Disclosure Letter, (B) in conjunction with agreements or arrangements that are entered into in the ordinary course of business consistent with past practice with new hire employees (other than officers, directors and general managers), and in the case of any individual who is engaged to replace or succeed a then current employee (other than officers, directors and general managers), the total target annual cash compensation for such individual may be increased above the level applicable to such replaced or succeeded employee but only to the extent necessary on a commercially reasonable basis, (C) increases in salary, annual bonus targets, hourly wage rates, perquisites and benefits in the ordinary course of business consistent with past practice; provided that such increases with respect to any individual shall not exceed $25,000 above such individual’s 2011 level and such increases with respect to all individuals shall not exceed $500,000 in the aggregate, or (D) to comply with Section 409A of the Code and guidance applicable thereunder;

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acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) or agree to acquire any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, except for any such transaction (i) which is between the Company and any Wholly-Owned Subsidiary or between any Wholly-Owned Subsidiaries or (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $1,000,000, individually or in the aggregate;

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(i) authorize, make or agree to make any capital expenditure or expenditures (including in respect of any repair, alteration, restoration, renovation or rehabilitation of any owned real property, Real Property Lease or any construction projects) or enter into any agreements or arrangements providing for any such capital expenditures, in each case other than (A) maintenance expenditures at existing properties in the ordinary course of business consistent with past practice, (B) those set forth in the Company’s capital expenditure budget, (C) safety and emergency expenditures that do not exceed $250,000 in the aggregate (determined net of any insurance proceeds received or to be received) or (D) those that do not exceed $250,000 individually or in the aggregate (for purposes of calculating expenditures pursuant to this clause (D), any expenditures incurred or committed to be incurred pursuant to clauses (A), (B) and (C) above will be excluded) or (ii) enter into any material new line of business outside of its existing business;

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sell, lease, license, transfer, pledge, encumber, grant or dispose of any Owned Intellectual Property, Licensed Intellectual Property or material Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory or licensing of Intellectual Property in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions or grants of licenses in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date of the Merger Agreement;

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incur, create, assume, guarantee, or otherwise become liable for, any new Indebtedness (other than intercompany liabilities) in excess of $250,000 in the aggregate or voluntarily repay or prepay any Funded Debt (other than required amortization payments under existing Contracts);

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other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan (other than with the Company or any Wholly-Owned Subsidiary) or (ii) intercompany debt arrangements (other than with the Company or any Wholly-Owned Subsidiary), or, in either case, modify or otherwise increase or decrease the balances thereof;

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mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict the use of any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon except Permitted Liens;

•	make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any Wholly-Owned Subsidiary);

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(i) change any of the financial accounting methods, principles, or practices used by it or any of the working capital policies applicable to the Company and its Subsidiaries, other than to the extent required by GAAP or applicable Law, (ii) make or revoke any material Tax election or change its accounting methods, principles, policies or procedures (or file for such election or change), file any amended Tax Return, surrender any right to claim a refund of Taxes, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, or consent to any waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, other than to the extent required by GAAP or applicable Law;

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waive, release, assign, settle or compromise any material Legal Actions or claims pending or threatened against the Company, any of its Subsidiaries or any of their respective directors or officers other than in the case of Legal Actions or claims that are both (i) in the ordinary course of business consistent with past practice (except with respect to Transaction Claims), and (ii) either (x) for an amount not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds) or (y) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to the Company or any of its Subsidiaries by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Corporation after the Effective Time;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;

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except as required by applicable Law or the transactions contemplated by the Merger Agreement, enter into, amend, terminate (other than terminations in accordance with their terms) or waive any material rights or obligations under, any Material Contract, Real Estate Agreement or Collective Bargaining Agreement;

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except as may be required by applicable Law or applicable organization documents, convene any special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholders Meeting;

•	enter into any agreement or understanding or arrangement with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock;

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fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as in effect as of the date of the Merger Agreement;

•	merge or consolidate the Company or any of its Subsidiaries with any Person;

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adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

•	take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any conditions to the Merger not being satisfied;

•	take any action as an equity holder of the Chehalis Joint Venture, other than actions relating to the litigation against Thurston County and the other defendants named therein;

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enter into a refinancing or amendment of the loans under the Construction Loan Agreement dated as of July 27, 2007, by and between CTGW, LLC, as borrower, the lenders party thereto and Marshall Financial Group, LLC, as administrative agent on terms less favorable to the Company in any material respect than those terms provided to Parent immediately prior to the execution of the Merger Agreement and on such other terms less favorable in the aggregate to the Company in any material respect than those terms contained in the Grand Mound Loans; or

•	authorize, commit or agree to do any of the foregoing.

Conduct of Business of Parent. Parent has agreed not to, and agreed not to permit the Offeror to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), take or agree to take any action that would reasonably be expected to materially interfere with Parent’s ability (i) to make available to the Offeror immediately prior to the Acceptance Time funds sufficient for the satisfaction of all of the Offeror’s obligations in connection with the consummation of the Offer, including the payment of the Offer Price and the payment of all associated costs and expenses to be paid by Parent or the Offeror or (ii) to make available to the Depositary immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent’s and the Offeror’s obligations under the Merger Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses to be paid by Parent or the Offeror.

Access to Information; Confidentiality. The Company has agreed to (i) provide to Parent and its Representatives access at reasonable times (including normal business hours) upon prior notice to the officers, employees, properties, offices, warehouses and other facilities (including for the purpose of making reasonable noninvasive or disruptive inspections), and to all books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide reasonable access to such information as Parent or the Offeror may reasonably request, (ii) make available to Parent and the Offeror a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws; and (iii) furnish promptly such information concerning the Company and its Subsidiaries, including such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries, as Parent may reasonably request. Notwithstanding the foregoing, the Company will not be required to provide such access if it determines that such access would unreasonably damage the Company’s properties or assets or disrupt or impair the business or operations of the Company or any of its Subsidiaries.

Rights Plan. The Company will file on the date of the Merger Agreement with the Secretary of State of the State of Delaware a Certificate of Designation in respect of the Series A Junior Participating Preferred Stock relating thereto. The Company has agreed to distribute the Rights prior to the eleventh day following the date of the Merger Agreement to holders of record as of a date not later than the eleventh day following the date of the Merger Agreement. The Company will not, without Parent’s prior written consent, amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan subject to certain restrictions in the Merger Agreement; provided, however, that the Company Board may amend or waive any provision of the Rights Plan or redeem such Rights to the extent that: (i) (x) none of the Company, its Affiliates, its Subsidiaries or any of their respective Representatives will have breached in any material respect any of the provisions set forth in the non-solicitation covenant or the Stockholders Meeting covenant, (y) the Company Board determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to amend such Rights Plan, waive such provision or redeem such Right would be inconsistent with its fiduciary duties, and (z) the Company provides Parent with written notice of the Company’s intent to take such action at least three business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

No Solicitation. The Company has agreed not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate (including by way of furnishing information) or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover

Proposal, (ii) enter into or participate in any discussions or negotiations regarding or furnish any non-public information in connection with, a Takeover Proposal (other than to state that the Company is not permitted to have discussions) or (iii) execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

However, until the Acceptance Time, following the receipt by the Company of an unsolicited bona fide written Takeover Proposal, (i) the Company Board will be permitted to participate in discussions regarding such unsolicited bona fide written Takeover Proposal solely to clarify the terms of such Takeover Proposal and (ii) if the Company Board determines in good faith that such unsolicited bona fide written Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and, after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such unsolicited bona fide written Takeover Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such unsolicited bona fide written Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such unsolicited bona fide written Takeover Proposal.

The Company has agreed that neither it nor any of its Subsidiaries will terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations owed by any Person to the Company or any of its Subsidiaries, in each case except (i) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under the paragraph above or (ii) to the extent that the Company has duly effected an Adverse Recommendation Change in accordance with the terms of the Merger Agreement with respect to a proposal by the third party subject to such standstill provision.

The Company has agreed that it will immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal as of the date of the Merger Agreement, will take reasonable steps to inform its and its Subsidiaries’ Representatives of the obligations undertaken and will request that all confidential information previously furnished to any such third parties be returned or destroyed promptly.

For the purposes of the Merger Agreement, “Takeover Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any Person other than Parent or the Offeror relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries, (ii) a direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a direct or indirect purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

For the purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal not solicited or initiated in violation of the Merger Agreement which (i) relates to more than 50% of the outstanding Shares or all or substantially all the assets of the Company and its Subsidiaries taken as a whole and (ii) the Company Board determines, in consultation with its legal and financial advisors, (A) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company (in their capacities as stockholders) than those contemplated by the Merger Agreement (including any alterations to the Merger Agreement agreed to in writing by Parent in response thereto) and (B) is reasonably likely to be consummated (if accepted).

Change in Recommendation / Termination in Connection with a Superior Proposal. The Merger Agreement provides that the Company Board may not, and may not publicly propose to, (i) withdraw, modify, amend or qualify the Company Board Recommendation in any manner adverse to Parent or the Offeror, (ii) adopt, approve, endorse, recommend or otherwise declare advisable the adoption of any Takeover Proposal, (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Takeover Proposal, (vi) fail to include the Company Board Recommendation in either the Schedule 14D-9 or Company Proxy Statement or (vii) resolve or agree to do any of the foregoing (each such action set forth in this section of the Merger Agreement, an “Adverse Recommendation Change”).

However, the Merger Agreement provides that the Company Board may, at any time before the Acceptance Time and in response to a Superior Proposal received by the Company Board after the date of the Merger Agreement, (i) make an Adverse Recommendation Change or (ii) terminate the Merger Agreement to enter into a Contract with respect to such Superior Proposal, but only if:

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the Company first provides prior written notice to Parent in advance of taking such action that it is prepared (A) to make an Adverse Recommendation Change which notice will specify the details of the Intervening Event or (B) to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

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the Company negotiates with Parent in good faith (to the extent Parent also seeks to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the Merger Agreement results in a transaction that is no less favorable to the stockholders of the Company than any Takeover Proposal that is deemed to constitute a Superior Proposal; and

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Parent does not make a binding and irrevocable written and complete proposal that the Company Board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal.

Further, the Merger Agreement allows the Company Board to withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent if, at any time before the Acceptance Time, (i) in response to the receipt of a bona fide written Takeover Proposal if the Company Board determines in good faith that such bona fide written Takeover Proposal constitutes a Superior Proposal and following consultation with outside legal counsel, that it is required to withdraw, modify or amend the Company Board Recommendation in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) if other than in connection with a Takeover Proposal, an event, fact, circumstance, development or occurrence that affects the business assets or operations of the Company that is unknown to the Company Board as of the date of the Merger Agreement becomes known to the Company Board prior to obtaining the Requisite Company Vote and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that it would be required to withdraw, modify or amend the Company Board Recommendation in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing if any such Superior Proposal resulted from a breach by the Company of its non-solicitation obligations pursuant to the Merger Agreement.

Company Proxy Statement. The Merger Agreement provides that, if approval of, or notification to, the Company’s stockholders is required by Law to consummate the Merger following consummation of the Offer, the Company will, promptly following the later of (i) the Acceptance Time and (ii) the expiration of any Subsequent Offering Period (and in any event not later than five business days following such event), use commercially reasonable efforts to prepare and file with the SEC the preliminary Company Proxy Statement.

Parent has agreed to provide the Company with any information that may be required in connection with the preparation and filing of the Company Proxy Statement and any updates to such information, as appropriate. The Company will provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company will file the Company Proxy Statement with the SEC.

If following the Acceptance Time or the exercise of the Top-Up Option, Parent, the Offeror or any other direct or indirect Subsidiary of Parent shall collectively hold at least 90% of the total Shares then outstanding (determined on a fully-diluted basis), then each of Parent, Merger Sub and the Company are required to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the purchase of the Shares in the Tender Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Company Stockholders Meeting. Following the clearance of the Company Proxy Statement by the SEC, the Company has agreed to call, give notice of and hold the Company Stockholders Meeting as promptly as practicable following the date of the Merger Agreement for the purpose of obtaining the Requisite Company Vote, if approval of the Company’s stockholders is required by applicable Law to consummate the Merger. The Company has agreed to use its reasonable best efforts to solicit proxies from its stockholders in favor of adoption of the Merger Agreement. At the Company Stockholder Meeting, Parent and the Offeror have agreed to cause all Shares owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the other transaction contemplated thereby.

Employee Benefits. Parent has agreed with the Company that, for the period commencing as of the Acceptance Time and ending on the one year anniversary of the Acceptance Time, the employees of the Company or any of its Subsidiaries immediately prior to the Acceptance Time (each, an “Employee”), will be provided by the Company with:

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compensation and benefits (excluding equity and equity-based awards which will remain discretionary) that are no less favorable in the aggregate than those provided to the Employees under the compensation and benefit plans, programs, policies, agreements and arrangements of the Company and its Subsidiaries in effect immediately prior to the Acceptance Time;

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severance payments and benefits no less favorable than those that would have been provided to such Employee under the Company’s severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Acceptance Time;

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full credit for such Employee’s years of service with the Company and its Subsidiaries before the Acceptance Time to the same extent as such Employee was entitled, prior to the Acceptance Time, to credit for such service under any similar or comparable Company Benefit Plan; and

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full credit for any earned but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time.

Parent and Merger Sub agreed that the covenants described above are not intended to confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates, any entitlement, rights or remedies (including, without limitation, any right to employment or continued employment for any specified period), of any nature or kind whatsoever and that no provision of the covenants described above are intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Affiliates.

Indemnification and Insurance of the Company’s Directors and Officers. The Merger Agreement provides that the Surviving Corporation will cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plans (the “Indemnified Parties”) as provided at the Effective Time

(collectively, the “Covered Indemnification Rights”), to survive the Offer and the Merger and to continue in full force and effect without any modification that would affect adversely the rights thereunder of such Indemnified Parties for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of the Merger Agreement.

Further, the Merger Agreement provides that, after the Effective Time, the Surviving Corporation will indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of the Company Benefit Plans, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or otherwise) to the same extent as provided in the Covered Indemnification Rights, in effect on the date of the Merger Agreement.

The Merger Agreement also provides that the Surviving Corporation will maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of the Merger Agreement.

Reasonable Best Efforts. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Offer Conditions and the conditions to the Merger are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable; provided, however, that no party to the Merger Agreement is obligated to waive any Offer Condition or condition to the Merger.

Filings and Other Actions. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by the Merger Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act, the DGCL, the Applicable Exchange rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable. As promptly as reasonably practicable following the date of the Merger Agreement, the Company has agreed to deliver all notices required pursuant to any Material Contracts or Real Property Leases as a result of the execution, delivery and performance of the Merger Agreement and/or and the consummation by the Company of the transactions contemplated thereby.

However, the Merger Agreement provides that the foregoing does not require Parent, the Offeror or any of their Affiliates to (i) sell, license, divest or dispose of or hold separate any entities, assets, Intellectual Property or businesses of any Affiliate of Parent or the Offeror or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (ii) terminate, amend or assign existing relationships or contractual rights and obligations of any Affiliate of Parent or the Offeror or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (iii) change or modify any course of conduct regarding future operations of any Affiliate of Parent or the Offeror or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (iv) otherwise take actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein or (v) commit to take any such actions in the foregoing clauses (i) – (iv).

The Company will promptly (i) provide copies to Parent of all proceedings and correspondence relating to any Legal Actions or claims pending or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company and (ii) keep Parent reasonably informed on a timely basis regarding any oral claims made or threatened against any such Person as to which the directors or officers of the Company are aware, in each case, relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement (collectively, the “Transaction Claims”), will give Parent the opportunity to participate with the Company regarding the defense or settlement of any such Transaction Claim and will give due consideration to Parent’s advice with respect to such stockholder Legal Action. The Company will not settle any Transaction Claims unless the settlement contains a full and unconditional release of the Company, its Subsidiaries, Parent, the Offeror and their respective Affiliates and the Representatives of each of the foregoing in form and substance reasonably satisfactory to Parent (which such satisfaction may not be unreasonably withheld, delayed or conditioned).

Public Announcements. The Merger Agreement provides that Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about the Merger Agreement or any of the transactions contemplated by the Merger Agreement. Neither Parent nor the Company may issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that party will use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Fees, Expenses and Conveyance Taxes. Subject to certain exceptions in the Merger Agreement, whether or not the Merger is consummated, all Expenses will be paid by the party incurring those Expenses. If the Offer is consummated, the Company will reimburse Parent and the Offeror for all of their out-of-pocket expenses at the Acceptance Time.

Financing. The Offeror and Parent have agreed to, and have agreed to cause their subsidiaries to, use their reasonable best efforts to obtain the Equity Financing and, if the Requisite Notes Consent is not obtained, to consummate the Holding Partnership COC Offer as soon as reasonably practicable on the terms and conditions described in the Forward Purchase Commitment Letter and the Equity Commitment Letter (and in accordance with the relevant provisions of the Indenture), including the market flex terms in the related fee letters, including using their reasonable best efforts to (i) comply with obligations under the Forward Purchase Commitment Letter and the Equity Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Forward Purchase Commitment on terms and conditions no less favorable to the Offeror and Parent than those contained in the Forward Purchase Commitment Letter, including the market flex provisions in the related fee letter (or on terms which would not reasonably be expected to delay or prevent the consummation of the Offer) (iii) satisfy on a timely basis all conditions applicable to the Offeror and Parent contained in the Forward Purchase Commitment Letter and the Equity Commitment Letter (or any definitive agreements related thereto) that are within their reasonable control, including the payment of any fees required as a condition to the Forward Purchase Commitment and the Equity Financing, (iv) use reasonable best efforts to take all actions necessary to maintain in effect the Forward Purchase Commitment Letter (unless the Requisite Notes Consent is obtained) and the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof and (v) with respect to the Parent only, in the event all conditions applicable to the Forward Purchase Commitment Letter and the Equity Commitment Letter have been satisfied and all conditions set forth in the Offer are satisfied or waived, cause each of the Sponsors to fund the Equity Financing and the Holding Partnership to consummate the Holding Partnership COC Offer contemplated by the Forward Purchase Commitment Letter to the extent required to consummate the Offer.

Parent may substitute any or all of the Forward Purchase Commitment with alternative debt or equity financing provided by the Banks or alternative financing sources so long as such alternative financing would not be expected to materially delay or prevent the consummation of the Offer.

Prior to the consummation of the Offer, the Company and its subsidiaries have agreed to use their reasonable best efforts to provide and to cause their respective representatives, to provide, to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Forward Purchase Commitment and the arrangement of a working capital facility contemplated by the Forward Purchase Commitment Letter.

The Company has further agreed to use its reasonable best efforts to commence or cause the issuers of the First Mortgage Notes to commence the Consent Solicitation a soon as reasonably practicable, and in any event no later than five business days after the date the Merger Agreement is executed. Parent has agreed to use its reasonable best efforts to commence the Holding Partnership COC Offer as soon as reasonably practicable, and in any event no later than five business days after the date the Merger Agreement is executed, and the Company has also agreed to reasonably assist Parent, its affiliates and representatives in connection with the commencement of the Holding Parent COC Offer.

In addition, the Company has agreed to use its commercially reasonable efforts to enter into a refinancing or amendment of the loans under the Construction Loan Agreement dated as of July 27, 2007, by and between CTGW, LLC, as borrower, the lenders party thereto and Marshall Financial Group, LLC, as administrative agent (the “Grand Mound Loans”) as soon as reasonably practicable on terms no less favorable to the Company in any material respect than those terms set forth on that certain term sheet dated March 12, 2012, delivered by the Company to the Banks immediately prior to execution of the Merger Agreement and on such other terms no less favorable in the aggregate to the Company in any material respect than those terms contained in the Grand Mound Loans.

Takeover Laws. The Company will (i) use its commercially reasonable efforts to (x) take all steps to exclude the applicability of any Takeover Laws to the Offer, the Merger or any other transaction contemplated by the Merger Agreement and (y) challenge the validity or applicability of any Takeover Laws to the Offer, the Merger or any other transaction contemplated by the Merger Agreement and (ii) not take any action which reasonably could be expected to cause any Takeover Law to become applicable to the Merger Agreement, the Merger or any other transaction contemplated hereby. No Adverse Recommendation Change will change the approval of the Company Board for the purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by the Merger Agreement. For the purposes of the Merger Agreement “Takeover Laws” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the transactions contemplated thereby.

Notice of Developments. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of the occurrence or non-occurrence, to their respective knowledge, of any event, which is likely (i) to cause any representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate if made as of the Expiration Time or the Effective Time so that the Offer Conditions or the conditions to the Merger would not be satisfied, (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied thereunder or (iii) to result in the failure of any condition to be satisfied.

Resignations. The Company has agreed to use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Acceptance Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 10 calendar days prior to the Acceptance Time.

NASDAQ Delisting and Deregistration. The Company has agreed to cooperate with Parent prior to the Closing Date, and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the Applicable Exchange to cause the delisting of the Company and the Shares from the Applicable Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Other Covenants. The Merger Agreement contains other covenants, including covenants relating to certain matters relating to Rule 14d-10(d) and Rule 16b-3 under the Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger are subject to the satisfaction or waiver by all parties on or before the Closing Date of the following conditions:

•	if required by Law, the Merger Agreement must have been duly adopted by the Requisite Company Vote at a duly called Company Stockholders Meeting;

•

no Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Merger and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•	the Offeror must have accepted for payment and paid for all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Conditions to Parent’s and the Offeror’s Obligations to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by such parties (to the extent permitted by applicable Law) on or before the Closing Date of each of the following conditions:

•	if the Top-Up Option has been exercised, the Top-Up Shares must have been validly issued and delivered to the Offeror.

Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or the Offeror, on the other hand, may rely, on the failure of any mutual condition to effect the Merger or, with respect to Parent or the Offeror, the failure of any condition to their obligations to effect the Merger, to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused by such party’s failure to act in good faith and in compliance with the terms of the Merger Agreement and the Offer.

Conditions to the Offer

For a description of the conditions to the Offer, see Section 14 – “Certain Conditions of the Offer.”

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time before the Effective Time:

1.	by mutual written consent of Parent and the Company;

2.	by either Parent or the Company if:

a.	the Acceptance Time has not occurred prior to the Termination Date; or

b.	if any Order permanently enjoins or otherwise prohibits consummation of the Offer or the Merger, and such Order has become final and nonappealable.

The right to terminate the Merger Agreement under paragraph 2(a) above will not be available and the Termination Date will be automatically extended (i) to Parent at any time when the Company is entitled to specific performance pursuant to the Merger Agreement to cause Parent and the Offeror to draw down the Equity Financing and to consummate the Offer and the Merger; provided, the Company delivers notice to Parent within two business days following the Termination Date that the Company

Board has approved commencement of an action to enforce its right to specific performance and commenced such action within a reasonable period following such notice and (ii) to the Company at any time that Parent is entitled to specific performance pursuant to the Merger Agreement or with respect to any breach of the Merger Agreement that gives rise to the failure to satisfy a Tender Offer Condition; provided, that, Parent gives notice to the Company within two business days following the Termination Date that Parent intends to commence an action to enforce its right to specific performance and such action is commenced within a reasonable period following such notice. The right to terminate will be reinstated automatically from and after, and the Termination Date shall be deemed to be, (a) the tenth business day after delivery of any such notice if such action has not been commenced and (b) the fifth business day after a final resolution of such action has become non-appealable.

The Merger Agreement may be terminated by Parent at any time before the Acceptance Time:

3.	if the Company Board withdraws, modifies, amends or qualifies the Company Board Recommendation in a manner adverse to Parent or the Offeror;

4.	if (i) the Company Board approves, adopts, endorses, recommends or otherwise declares advisable the adoption of a Takeover Proposal, (ii) a tender offer or exchange offer (other than the Offer) for all outstanding shares of capital stock of the Company is commenced and the Company Board recommends in favor of such tender offer or exchange offer by its stockholders, (iii) the Company or the Company Board approves or recommends, or enters into or allows the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for a Takeover Proposal, (iv) within three business days of a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (v) the Company shall have failed to include in the Schedule 14D-9 or the Company Proxy Statement distributed to its stockholders the Company Board Recommendation or (vi) the Company or the Company Board (or any committee thereof) authorizes or publicly proposes any of the foregoing;

5.	if the Company breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breaches, individually or in the aggregate, (i) would give rise to, if occurring or continuing at the Expiration Date, the failure of an Offer Condition and (ii) have not been cured by the Company within the earlier of ten business days after the Company’s receipt of written notice of such breach from Parent and the Termination Date, but only so long as neither Parent nor the Offeror are then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach by Parent or the Offeror would make it impossible for the Offeror to consummate the Offer or the Merger; or

6.	if, as of any Expiration Date (i) Parent has not received the Requisite Notes Consent, (ii) the Forward Purchase Commitment Letter has been terminated or the Forward Purchasers have indicated to Parent in writing their intention not to consummate their obligations thereunder with respect to the Change of Control Offer or Parent or its Affiliate are not be able to obtain the Forward Purchase Commitment promptly following the Acceptance Time and (iii) Parent has not breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would permit the Company to terminate the Merger Agreement pursuant to paragraph 8 below.

The Merger Agreement may be terminated by the Company at any time before the Acceptance Time:

7.	if such termination is effected in order to enter into an agreement with respect to a Superior Proposal, but only to the extent the Company concurrently with such termination pays to Parent the termination fee as described below and enters into an Alternative Acquisition Agreement with respect to a Superior Proposal;

8.	if Parent or the Offeror (i) (a) breaches any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breaches, individually or in the aggregate, would delay beyond the Termination Date or prevent the consummation of the Offer or the Merger or (b) materially breaches their respective financing obligations which is the primary cause of the failure to obtain the Forward Purchase Commitment and (ii) such breaches have not been cured by Parent within the earlier of ten business days after Parent’s receipt of written notice of such breach from the Company and the Termination Date, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of an Offer Condition; or

9.	if (i) all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer and the Offeror has failed to consummate the Offer promptly thereafter in accordance with the terms of the Merger Agreement and (ii) such failure has not been cured by Parent or the Offeror within the earlier of three days after the Company’s receipt of written notice of such breach from the Company and the Termination Date.

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will immediately become void and have no effect, without any liability or obligation on the part of Parent, the Offeror, the Sponsors, Forward Purchase Commitment Parties, the Parent Related Parties and their Related Parties or the Company or its Related Parties, except that:

•	the Confidentiality Agreement, the Limited Guarantee and certain provisions of the Merger Agreement will survive the termination of the Merger Agreement;

•	the Company or Parent may have liability as provided below in Termination Fees and Expenses; and

•

subject to the provisions described below in “—Termination Fees and Expenses—Liability Cap”, no such termination will relieve the Parent, the Offeror or the Company from any Damages resulting from a Willful and Material Breach of the Merger Agreement or Fraud, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity (subject to specific performances provisions in the Merger Agreement); provided, however, that the maximum aggregate liability of any party for any Damages will be limited to an amount equal to $20 million, and in no event shall the other party seek to recover any Damages in excess of such amount . In the case of any Damages sought by the Company from Parent or the Offeror, including for any failure to consummate the Closing when required to do so by the Merger Agreement, such Damages can be based on the consideration that would have otherwise been payable to the stockholders and equity holders of the Company pursuant to the Merger Agreement or based on loss of market value or stock price of the Company and implied value of any equity awards.

Termination Fees and Expenses

Payable by Parent. Parent has agreed to pay the Company a $20 million termination fee (the “Parent Termination Fee”) within five business days after termination if (i) the Merger Agreement is terminated by the Company pursuant to paragraphs 8 or 9 above or (ii) the Merger Agreement is terminated by either party pursuant to paragraph 2(a) above and the Company would have been entitled to terminate the Agreement pursuant to paragraph 8 or 9 above but for termination pursuant to paragraph 2(a). Parent has agreed to pay the Company a $15 million fee (the “Forward Purchase Termination Fee”) if the Merger Agreement is terminated by Parent pursuant to paragraph 6 above.

Payable by the Company. The Company has agreed to pay Parent a $5.3 million termination fee, plus reimbursement of Expenses up to $1.7 million if (the “Company Termination Fee”):

•	if the Merger Agreement is terminated by the Company pursuant to paragraph 7 above, in which case the Company Termination Fee must be paid concurrently with the termination;

•	if the Merger Agreement is terminated by Parent pursuant to paragraphs 3 or 4 above, in which case the Company Termination Fee must be paid within five business days following termination; or

•

if (i) the Merger Agreement is terminated (a) by the Company pursuant to paragraph 2(a) above (unless the Company would have been entitled to terminate the Merger Agreement pursuant to paragraph 8 above but for such termination pursuant to paragraph 2(a) above), (b) by the Company or Parent pursuant to paragraph 2(b) above to the extent such Order arises out of or is related to a Transactional Litigation Claim or (c) by Parent pursuant to paragraph 5 above and (ii) within twelve months following the date of such termination, the Company enters into an agreement in respect of, or consummates any transaction in respect of a Takeover Proposal, in which case the Company Termination Fee must be paid within five business days following the consummation of such transaction. For purposes of the foregoing clause (ii) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “more than 50%” provided that any such Company Termination Fee will be reduced by the amount of any previous Company Termination Fee paid as a result of the Merger Agreement being terminated pursuant to paragraph 5 above.

The Company has also agreed to pay an amount to reimburse Parent and its affiliates of all Expenses up to $1.7 million if the Merger Agreement is terminated by Parent pursuant to (i) paragraph 5 above or (ii) paragraph 2(a) above and Parent has not breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would permit the Company to terminate the Merger Agreement pursuant to paragraphs 8 (determined without giving effect to the applicable notice and cure provisions) or paragraph 9 above.

Liability Cap. If the Company Termination Fee is required to be paid as a result of a termination of the Merger Agreement (i) by the Company pursuant to paragraph 7 above (ii) by Parent pursuant to paragraphs 3 or 4 above, or (iii) by Parent pursuant to paragraph 2(a) above and Parent has not breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would permit the Company to terminate the Merger Agreement pursuant to paragraphs 8 (determined without giving effect to the applicable notice and cure provisions) or 9 above, Parent’s right to receive the Company Termination Fee is its sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) for (i) any Damages suffered as a result of the failure of the Merger to be consummated and (ii) any other Damages suffered as a result of or under the Merger Agreement and the transactions contemplated by the Merger Agreement. Upon payment of the Company Termination Fee, neither the Company nor any of its stockholders, directors, officers, agents or other Representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement, subject to Parent’s right to specific performance as described below. If the Parent Termination Fee or the Forward Purchase Termination Fee, as applicable, is required to be paid as a result of a termination of the Merger Agreement, the Company’s right to receive the Parent Termination Fee or Forward Purchase Termination Fee, as applicable, is its sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, the Offeror, the Forward Purchasers and other financing sources and their Related Parties. Upon payment of the Parent Termination Fee, neither Parent nor any of its stockholders, directors, officers, agents or other Representatives, will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement, subject to the Company’s right to specific performance as described below.

Modification or Amendment

The Merger Agreement may be amended by the parties at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (i) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof is made without such required further approval and (i) such amendment has been duly approved by the board of directors of each of the Offeror, Parent and the Company.

No Recourse

The Merger Agreement provides that the Sponsors, the Forward Purchasers and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the Forward Purchasers), managers, general or limited partners or assignees (each a “Parent Related Party” and collectively, the “Parent Related Parties”) or any Related Party of any Parent Related Party, in each case other than Parent, the Offeror or any of their respective assignees under the Merger Agreement, will not have any liability, personal or otherwise, or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby for any breach, loss or damage for (i) any Damages suffered as a result of the failure of the Merger to be consummated and (ii) any other Damages suffered as a result of or under the Merger Agreement and the transactions contemplated thereby (or in respect of any oral representations made or alleged to be made in connection therewith) except as set forth in the Limited Guarantee, the Equity Commitment Letter (solely with respect to obtaining specific performance in accordance therewith) or pursuant to the provision of the Merger Agreement relating to specific performance.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur if any of the provisions of the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties to the Merger Agreement have agreed that each is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy at law or in equity, and the parties to the Merger Agreement have agreed to waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties to the Merger Agreement further agreed that prior to the Acceptance Time, the Company is entitled to specific performance to cause Parent and the Offeror to draw down the Equity Financing pursuant to the Equity Commitment Letter and to consummate the Offer and the Merger only if (a) with respect to the Offer, all the Offer Conditions have been satisfied or waived as of the scheduled Expiration Time and either (i) the Requisite Notes Consent has been obtained or (ii) (A) the Change of Control Offer contemplated by the Forward Purchase Commitment has been completed or will be completed substantially contemporaneously with the consummation of the Offer, (B) the Forward Purchase Commitment Letter is in full force and effect and (C) the Forward Purchasers have not indicated to Parent in writing their intention not to consummate their obligations thereunder and Parent or its Affiliate will be able to obtain the Forward Purchase Commitment promptly following the Acceptance Time and, (ii) with respect to the Merger, (a) all the conditions to the Merger have been satisfied, (b) Parent and the Offeror fail to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, and (c) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, the Closing will occur.

Furthermore, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Tender Offer and the Merger if (a) the Offer Conditions have not been satisfied or waived as of the scheduled Expiration Time or (b) (i) the Requisite Notes Consent has not been obtained and (ii) (A) the Change of Control Offer contemplated by the Forward Purchase Commitment has not been completed or will not be completed contemporaneously with the consummation of the Tender Offer or (B) the Forward Purchasers have indicated to Parent in writing their intention not to consummate their obligations thereunder or Parent or its Affiliate will not be able to obtain the Forward Purchase Commitment promptly following the Acceptance Time.

Confidentiality Agreements. On June 27, 2011, the Company and Management VII entered into a confidentiality agreement (the “Confidentiality Agreement”), in connection with a possible negotiated transaction between the parties. Under the Confidentiality Agreement, Management VII agreed, (i) subject to certain exceptions, to keep confidential any non-public information concerning the Company, (ii) to certain “standstill” and employee non-solicitation provisions for the protection of Company and (iii) not to act as a joint bidder with any other person with respect to a transaction with the Company without the Company’s prior written consent, in each case, for a period of one year from the date of the Confidentiality Agreement.

Rights Agreement. The following is a summary of the material provisions of the Rights Agreement. As required by the Merger Agreement, the Company entered into the Rights Agreement, dated March 12, 2012, as amended, between the Company and Registrar and Transfer Company, as rights agent. The Rights Agreement requires the Company to issue the Rights. These rights will not be exercisable until the expiration of certain time periods following the acquisition of 12.5% or more of the outstanding shares of Common Stock by certain persons or offers by certain persons to acquire 12.5% or more of the outstanding shares of Common Stock, in each case, without the Company Board’s prior approval (a “Triggering Event”). Following the occurrence of a Triggering Event, the Rights will generally entitle their holders to purchase, at the exercise price of the Right, such number of shares of Common Stock having a current value of twice the exercise price of the Right, or, if the Company is acquired in a merger or other business combination transaction, the Rights would generally entitle their holders, the opportunity to purchase, at the exercise price of the Right, such number of shares of the common stock of such other party to the merger or other business combination having a current value of twice the exercise price of the Right. The Rights will be issued to all holders of shares of Common Stock on March 23, 2012, pursuant to a distribution declared by the Company Board on March 12, 2012, but will not be represented by separate certificates unless and until a Triggering Event occurs. Until such time, the Rights will be represented by and are transferable with your shares of Common Stock. The Rights will cease to be exercisable immediately prior to the earlier of the Acceptance Time or the Effective Time.

The Limited Guarantee. The following is a summary of the material provisions of the Limited Guarantee (as defined below), a copy of which has been filed as an exhibit to the Schedule TO. This summary is qualified in its entirety by reference to such agreement, which is incorporated by reference herein. Simultaneously with the execution of the Merger Agreement, the Equity Commitment Letter and the Forward Purchase Commitment Letter, the Apollo Funds have provided the Company with a limited guarantee (the “Limited Guarantee”) “which guarantees the payment and performance of Parent’s obligations to the Company following termination of the Merger Agreement under certain circumstances with respect to the payment of the Parent Termination Fee and the Forward Purchase Termination Fee, certain indemnification obligations related to financing cooperation and damages resulting from a willful and material breach of the Merger Agreement or fraud to the extent such damages survive termination of the Merger Agreement, in each case, subject to the terms and conditions of the Limited Guarantee.”

12.     Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for the Offeror to acquire control of, and all of the outstanding equity interests in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Top-Up Option and the Merger is to acquire all outstanding shares of Common Stock not tendered and purchased pursuant to the Offer. If the Offer is successful, the Offeror may be required to exercise and consummate the Top-Up Option and expects to complete the Merger as promptly as practicable. The Merger Agreement provides, among other things, that the Offeror will be merged into the Company and that upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. Also upon consummation of the Merger, the Merger Agreement provides that the bylaws of the Offeror will be the bylaws of the Surviving Corporation and the certificate of incorporation of the Company will be amended and restated in the form attached to the Merger Agreement, and in such form, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the directors and officers of the Offeror and the Company, respectively, will become the directors and officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed. See Section 11 – “The Merger Agreement and Other Agreements” – of this Offer to Purchase.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation. Similarly, after selling your Shares in the Offer or the exchange of your shares of Common Stock in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or Surviving Corporation, as applicable.

Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement and to consummate the Merger; however, if the Merger is consummated pursuant to the short-form merger provisions under the DGCL, such stockholder approval is not required. The Company Board has unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate actions of the Company are (i) the issuance of the shares of Common Stock pursuant to the Top-Up Option, if exercised by the Offeror and (ii) approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the shares of Common Stock. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the Company has agreed, following the clearance by the SEC of the Company’s proxy statement related thereto, to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement.

Except as provided in the Letter of Transmittal for Shares, this Offer does not constitute a solicitation of proxies, and the Offeror is not soliciting proxies at this time.

If the Offeror accepts Shares for payment pursuant to the Offer, under the Merger Agreement Parent will become entitled to designate at least a majority of the members of the Company Board (and each committee of the Company Board, each board of directors of a subsidiary of the Company, and each committee of each such subsidiary board), subject to compliance with applicable law, rule or regulation (including stock exchange rules). In such case, the Company has agreed to cause Parent’s designees to be elected or appointed to the Company Board by its incumbent directors in such number, rounded up to the next whole number, as is proportionate to the aggregate beneficial ownership of shares of Common Stock by Parent and its affiliates (including the Offeror and Shares accepted for payment pursuant to the Offer). The Company is obligated to take all actions necessary to effect the foregoing, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, including increasing the size of its board of directors, securing the resignations of one or more incumbent directors and/or filling any vacancies so created with our designees. Notwithstanding the foregoing, following the appointment of our designees and until the Effective Time, the Company will cause the Company Board to maintain at least three Independent Directors.

The Offeror expects that election or appointment of Parent designees to the Company Board would permit Parent to exert substantial influence over the Company’s conduct of its business and operations. However, after such election or appointment and prior to the Effective Time, under the terms of the Merger Agreement, the approval of a majority (or in the case where there are two or fewer, the concurrence of all such “independent directors”) of the directors of the Company who were “independent” under of Section 10A(m)(3) of the Exchange Act, immediately prior to such designations by Parent who remain on the Company Board after such designations by Parent will be required in order to (i) amend, modify or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or the Offeror under the

Merger Agreement or (iii) waive any condition to the Company’s obligations under the Merger Agreement or any of the Company’s rights under the Merger Agreement, (iv) amend the Company’s certificate of incorporation or bylaws in a manner that adversely affects or would reasonably be expected to adversely affect the stockholders of the Company, (v) take certain actions in favor of an alternative acquisition proposal or otherwise modify the Company Board Recommendation, or (vi) cause the Company to take any other action in connection with the Merger, which adversely affects or would reasonably be expected to adversely affect the stockholders of the Company (other than Parent, the Offeror or any of their affiliates).

Top-Up Option. The purpose of any exercise by the Offeror of the Top-Up Option following completion of the Offer would be to acquire an additional number of shares of Common Stock sufficient to permit the Offeror to effect a “short-form” merger in accordance with the applicable provisions of the DGCL and to thereby acquire the remaining outstanding ownership interests in the Company without requiring a vote of the stockholders of the Company. Although the Offeror currently intends to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that the Offeror will ultimately do so unless required by the terms of the Merger Agreement.

Short-Form Merger. The DGCL provides that if a parent company owns at least 90% of each class of issued and outstanding stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, the Offeror and Parent directly or indirectly own at least 90% of the issued and outstanding shares of Common Stock on a fully diluted basis, Parent and the Offeror intend to effect the Merger without prior notice to, or any action by, any other stockholder of the Company if permitted to do so under the DGCL (the “Short-Form Merger”). Pursuant to the Merger Agreement, following exercise and consummation of the Top-Up Option, Parent is required to cause the closing of the Merger to occur as promptly as reasonably practicable, which would require a Short-Form Merger. If, however, the Offeror and Parent do not acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company who have not tendered their Shares will have the right to demand appraisal of their shares of Common Stock under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the shares of Common Stock could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of shares of Common Stock. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per share of Common Stock to be paid in the Merger. Moreover, the Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Common Stock is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL. In the event that any holder of shares of Common Stock who properly demands appraisal under the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the shares of Common Stock of such stockholder would be converted into the right to receive the per share consideration paid in the Merger.

The foregoing summary of appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by holders of Common Shares desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL, which is reproduced in its entirety in Schedule II of this Offer to Purchase and incorporated by reference herein. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company and Merger Sub have acknowledged and agreed in the Merger Agreement that, the Surviving Corporation shall not assert that the Top-Up Option, the shares of Common Stock issued pursuant to the Top-Up Option or any cash or promissory note delivered by Parent or Merger Sub to the Company as payment for any shares of Common Stock issued pursuant to the Top-Up Option should be considered in connection with the determination of the fair value of in accordance with Section 262(h) of the DGCL.

Additional notices regarding appraisal rights will be sent to non-tendering holders of Common Shares in connection with the completion of the Merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF ANY SUCH RIGHTS. APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS COMPLETED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

STOCKHOLDERS WHO TENDER THEIR SHARES IN TO THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions. This rule may, under certain circumstances, be applicable to the Merger or another business combination between the Offeror (or its affiliates) and the Company following consummation of the Offer, however, based on the Offeror’s current expectations with respect to the Company, the Offeror does not believe that Rule 13e-3 will be applicable. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Surviving Corporation will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Surviving Corporation’s business, operations, capitalization and management with a view to optimizing development of the Surviving Corporation’s potential.

To the best knowledge of the Offeror and Parent, except for certain pre-existing agreements described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, the Offeror or the Company, on the other hand, existed as of the date of this Offer to Purchase, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

It is possible that certain members of the Company’s current management team will enter into new employment arrangements with the Company or the Surviving Corporation after the completion of the Offer and the Merger, respectively. Such arrangements may include the right to purchase or participate in the equity of the

Surviving Corporation or its affiliates. As of the date of this Offer to Purchase, there were no such employment arrangements between the existing management team and Parent or the Offeror (or any of their affiliates). There can be no assurance that any parties will reach an agreement on any terms, or at all.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 – “Purpose of the Offer, Plans for the Company,” and Section 13 – “Certain Effects of the Offer” – Parent and the Offeror have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s capitalization or dividend policy, (iv) any other material change in the Company’s corporate structure or business, (v) changes to the composition of its management or board of directors, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.     Certain Effects of the Offer.

Ownership of Shares. The purchase of Shares pursuant to the Offer and of shares of Common Stock pursuant to the subsequent Merger will result in all of the equity of the Surviving Corporation being held by Parent; provided, however, that Parent may award future grants of incentive equity securities to the Surviving Corporation’s management (“Management Incentive Equity”). As of the date of this Offer to Purchase, there was no agreement, arrangement or understanding between the Offeror, Parent, the Holding Partnership or Management VII on the one hand, and any director or executive officer on the other hand, in respect of Management Incentive Equity. Because Parent will be beneficially owned by the Apollo Funds, the Apollo Funds will, indirectly, be the sole beneficiaries of the Surviving Corporation’s future earnings and growth and will bear the risks of its ongoing operations (subject to grants of Management Incentive Equity).

Market for the Shares. The purchase of Shares pursuant to the Offer and of shares of Common Stock pursuant to the exercise if any of the Top-Up Option and the subsequent Merger will result in all of the equity of the Surviving Corporation being held by Parent. Therefore, there will be no public market for the equity of the Surviving Corporation. Parent and the Offeror currently intend to seek to cause the Surviving Corporation to terminate the registration of the shares of Common Stock under the Exchange Act and listing of Shares on the NASDAQ Global Market as soon after the Effective Time as the requirements for termination of registration and listing are met. However, we may seek to terminate such registration and listing after the Expiration Time but before the Effective Time of the Merger depending on a variety of factors, including the number of Shares tendered and expected consummation date for the Merger.

Stock Quotation. The shares of Common Stock are listed on the NASDAQ Global Market. However, the purchase of Shares pursuant to the Offer and of shares of Common Stock pursuant to the subsequent Merger will result in all of the equity of the Surviving Corporation being held by Parent. According to the published guidelines of the NASDAQ Global Market, the shares of Common Stock might no longer be eligible for listing on the NASDAQ Global Market if, among other things, the number of total holders of Common Stock falls below 400, the number of publicly held shares of Common Stock falls below 750,000, the aggregate market value of the publicly held shares of Common Stock is less than $5,000,000, or there are fewer than two market makers for the shares of Common Stock. Parent and the Offeror currently intend to seek to cause the Surviving Corporation to terminate the registration of the shares of Common Stock under the Exchange Act and listing of shares of Common Stock on the NASDAQ Global Market as soon after the Effective Time as the requirements for termination of registration and listing are met. However, we may seek to terminate such registration and listing after the Expiration Time but before the Effective Time of the Merger depending on a variety of factors, including the number of Shares tendered and expected consummation date for the Merger.

Margin Regulations. The shares of Common Stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer constitute “margin securities.” We will terminate the registration of shares of Common Stock under the Exchange Act immediately following the Effective Time, but we may seek to terminate such registration after the Expiration Time but before the Effective Time of the Merger depending on a variety of factors, including the number of Shares tendered and expected consummation date for the Merger.

Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. We will terminate the registration of shares of Common Stock under the Exchange Act as soon after the Effective Time as the requirements for termination of registration are met, but we may seek to terminate such registration after the Expiration Time but before the Effective Time of the Merger depending on a variety of factors, including the number of Shares tendered and expected consummation date for the Merger. The termination of registration of shares of Common Stock under the Exchange Act may substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. When registration of shares of Common Stock under the Exchange Act is terminated, the Shares will no longer be “margin securities” or be eligible for quotation on the NASDAQ Global Market.

Rights. Under the terms of the Rights Agreement, as soon as practicable following the occurrence of a Triggering Event, certificates representing Rights will be distributed to record holders of the Shares as of the close of business on the date of such Triggering Event. If a Triggering Event has occurred and the Rights separate from the shares of Common Stock, the foregoing discussion with respect to the effect of the Offer on the ownership of shares of Common Stock, the market for the shares of Common Stock, and Exchange Act registration would apply to the Rights in a similar manner. The Rights will cease to be exercisable immediately prior to the earlier of the Acceptance Time or the Effective Time.

14.     Certain Conditions of the Offer.

Capitalized terms used in this Section 14 – “Certain Conditions of the Offer,” – but not defined herein shall have the respective meanings given to them in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Offeror’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered pursuant to the Offer and, subject to the terms of the Merger Agreement (including Section 1.1), may delay the acceptance for payment of or payment for Shares or amend, extend or terminate the Offer at any then-scheduled Expiration Time:

(a) unless there shall have been validly tendered and not withdrawn a number of shares of Common Stock that, together with the shares of Common Stock, if any, then owned by Parent or any of its Subsidiaries, representing at least a majority of the outstanding shares of Common Stock on a fully diluted basis on the date of purchase (the “Minimum Condition”) (for the purposes of the Offer, “on a fully diluted basis” means, as of any time, the number of shares of Common Stock, together with all shares of Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for shares of Common Stock or otherwise, including after giving effect to Section 3.3(a) and Section 3.3(b) of the Merger Agreement); or

(b) if any of the following conditions shall exist:

(i) there shall be pending any Legal Action by any Governmental Authority that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit, restrain or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Affiliates of any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, or to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Affiliates or (C) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock (or shares of capital stock of the Surviving Corporation), including the right to vote shares of Common Stock purchased or owned by them on all matters properly presented to stockholders of the Company;

(ii) there shall be any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (A) through (C) of paragraph (b)(i) above;

(iii) since the date of the Merger Agreement, there shall have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iv) (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements contained in the Merger Agreement; (B) (1) any of the representations and warranties of the Company set forth in Section 4.1 (Organization and Power), Section 4.3 (Corporate Authorization), Section 4.7 (Non-Contravention), Section 4.8 (Capitalization), Section 4.9 (Voting), Section 4.13(b) (Absence of Certain Changes – MAE), Section 4.25 (Opinion of Financial Advisor) or Section 4.27 (Brokers) shall not be true and correct as of the date of the Merger Agreement or as of any scheduled Expiration Time as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject in the case of Section 4.8 to de minimis exceptions in the case of (v) the first sentence of Section 4.8(a) and the second sentence of Section 4.8(d), which de minimis exceptions shall be defined as not more than 0.1% of the outstanding shares of the Common Stock as of any measurement date solely for purposes of this clause (v), (w) the last two sentences of Section 4.8(a), (x) Section 4.8(b)(iii), (y) the first sentence of Section 4.8(d) and (z) the first sentence of Section 4.8(h), which de minimis exceptions shall be defined for purposes of this clause (z) with respect to the amount of principal, interest and other obligations outstanding under the applicable Indebtedness as 0.1% of such amount or (2) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, without giving effect to any materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case, as of the date of the Merger Agreement or as of any scheduled Expiration Time as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); or (C) Parent and the Offeror shall have failed to have received a certificate of an executive officer of the Company, dated as of the Expiration Time, to the effect set forth in the foregoing clauses (b)(iii), (b)(iv)(A) and (B);

(v) Prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, modified, qualified or amended the Company Board Recommendation in any manner adverse to Parent;

(vi) the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer; or

(vii) if the Change of Control Offer is prohibited by any rule, regulation or interpretation of the SEC, or the Staff thereof, or Law from being consummated concurrently with the Offer or the 30 day period required by the Indenture with respect to the Change of Control Offer has not expired (it being understood that this condition will be deemed to have been satisfied upon the earlier of (x) receipt of the Required Notes Consent to the Change of Control Amendments and (y) five business days prior to the Termination Date (the “Delaying Condition”).

The foregoing conditions are for the sole benefit of Parent and the Offeror and may be asserted by Parent or the Offeror regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares in the Offer, and all conditions (except for the Minimum Condition) may be waived by Parent or the Offeror in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.     Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 15, the Offeror is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 15, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Offeror’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror or Parent as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause the Offeror to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 14 – “Certain Conditions of the Offer.”

State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an “interested stockholder; unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, for purposes of Section 203 of the DGCL.

In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

The Offeror is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Offeror or any of its affiliates and the Company, the Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 – “Certain Conditions of the Offer” – of this Offer to Purchase.

United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and the rules and regulations promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Neither the Offer, the Merger nor the transactions contemplated thereby trigger any of the requirements under the HSR Act.

16.     Fees and Expenses.

Fees related to the Offer and the Merger. UBS Securities LLC is acting as the Dealer Manager in connection with the Offer. UBS Securities LLC will be paid reasonable and customary compensation for its services in connection with the Offer and reimbursed for certain reasonable and customary out-of-pocket expenses. Parent and the Offeror will indemnify UBS Securities LLC and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Parent and the Offeror have retained MacKenzie Partners, Inc. to be the Information Agent and Computershare to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary, and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.     Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal for Shares, and, if given or made, such information or representation must not be relied upon as having been authorized.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 – “Certain Information Concerning the Company” above.

K-9 Acquisition, Inc.

March 13, 2012

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

THE OFFEROR, PARENT, MANAGEMENT VII, THE HOLDING PARTNERSHIP AND

CONTROLLING ENTITIES

1.     The Offeror

The Offeror, a Delaware corporation, was formed on February 13, 2012, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Aaron Stone President, Chairman and Director	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Stone is a Senior Partner of Apollo Management, L.P., an affiliate of Apollo Global Management, LLC, which he joined in 1997. Mr. Stone is a director of AMC Entertainment, Inc., CKx Entertainment Holdings, Hughes Telematics and Open Road Films. Mr. Stone previously served as a director of Connections Academy, LLC, Educate, Inc., Hughes Communications Inc., Intelstat Holdings, Ltd., Mobile Satellite Ventures, L.P. and SkyTerra Communications, and as a member of the board of managers of Parallel Petroleum LLC and Hughes Network Systems, LLC. Prior to joining Apollo, Mr. Stone was a member of the Mergers & Acquisitions group at Smith Barney Inc. Mr. Stone graduated cum laude from Harvard College with an AB in Social Studies.

Scott I. Ross Vice-President, Treasurer and Director	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Ross is a Partner of Apollo Management, L.P., an affiliate of Apollo Global Management, LLC. Mr. Ross joined Apollo in 2004. Prior to that time, Mr. Ross was a member of the Principal Investment Area (“PIA”) in the Merchant Banking Division of Goldman, Sachs & Co. Prior to PIA, Mr. Ross was a member of the Principal Finance Group in the Fixed Income, Currencies and Commodities Division of Goldman, Sachs & Co. Mr. Ross is a director of Evertec, Inc. Mr. Ross graduated summa cum laude from Georgetown University with a BA in Economics and was elected to Phi Beta Kappa.

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Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Laurie Medley Vice-President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Medley is the General Counsel of Private Equity of Apollo Global Management, LLC. Ms. Medley joined Apollo in November 2006. Prior to joining, Ms. Medley was an Associate at Akin Gump Strauss Hauer & Feld LLP from February 2006 to November 2006. Prior to that, Ms. Medley was an Associate at O’Melveny & Myers LLP from 2004 to February 2006. Ms. Medley has a BA from the University of Mississippi and a JD from Vermont Law School.

Wendy Dulman Vice-President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Dulman is Global Tax Director of Apollo Global Management, LLC. Ms. Dulman joined Apollo in January 2008. Prior to joining, Ms. Dulman was a Partner at Akin Gump Strauss Hauer & Feld LLP and worked there from 1997 to January 2008. From 1995-1996, Ms. Dulman was a tax consultant in the mergers and acquisition group at Ernst & Young L.L.P. Ms. Dulman is a director of Athene Re. Ms. Dulman has a BA from Emory University, a JD from the Ohio State University College of Law and an LLM in Tax from New York University Law School.

2.     Parent

Parent, a Delaware corporation, was formed on February 13, 2012, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent is a wholly-owned subsidiary of the Holding Partnership. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Aaron Stone President, Chairman and Director	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.
Scott I. Ross Vice-President, Treasurer and Director	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.

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Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Laurie Medley Vice-President and Secretary	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.

Wendy Dulman Vice-President and Assistant Secretary	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule I.

3.     Holding Partnership

The Holding Partnership, a Delaware limited partnership, was formed on February 10, 2012, solely for the purpose of completing the proposed Offer, the Merger and the Holding Partnership COC Offer and serving as an investment vehicle for the Apollo Funds, and has conducted no business activities other than those related to the structuring and negotiation of the Offer, the Merger and the Holding Partnership COC Offer and arranging financing therefor. Management VII serves as the manager of the Holding Partnership. All of the limited partnership interests in the Holding Partnership are owned, directly or indirectly, by certain Apollo Funds, which are also managed by Management VII. The Holding Partnership has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Holding Partnership is One Manhattanville Road, Suite 201, Purchase, New York 10577. The telephone number at the principal office is 914-694-8000.

4.     Management VII

Management VII is a Delaware limited partnership that serves as the manager of Apollo Investment Fund VII, L.P. and other Apollo investment funds, including the Apollo Funds that are limited partners in the Holding Partnership, and as the manager of the Holding Partnership. The general partner of Management VII is AIF VII Management, LLC (“AIF VII LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF VII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and together with Management VII, AIF VII LLC, Apollo LP, Management GP and Management Holdings, the “Apollo Management Entities”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

The principal business of Management VII is managing the Holding Partnership, the Apollo Funds and other Apollo investment funds. The principal business of AIF VII LLC is serving as the general partner of Management VII. The principal business of Apollo LP is serving as the sole member and manager of AIF VII LP and other Apollo Management Entities. The principal business of Management GP is serving as the general partner of Apollo LP. The principal business of Management Holdings is serving as the sole member and manager of Management GP and other Apollo Management Entities. The principal business of Management Holdings GP is serving as the general partner of Management Holdings LP.

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Managers and Principal Executive Officers of Management Holdings GP

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Black is the Chairman of the Board and Chief Executive Officer of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. which he founded in 1990 to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. The firm had $70 billion in assets under management as of March 31, 2011. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. He serves on the boards of directors of Apollo Global Management, LLC, Sirius XM Radio Inc., The New York City Partnership and the general partner of AP Alternative Assets. Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum of Art and The Asia Society. He is also a member of The Council on Foreign Relations. Mr. Black is also a member of the Board of Faster Cures and the Port Authority Task Force. He graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975.

Joshua Harris	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Harris is a Senior Managing Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P. which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of Apollo Global Management, LLC, Berry Plastics Group Inc., LyondellBasell Industries B.V., CEVA Group plc, Momentive Performance Materials Holdings LLC and the holding company for Constellium. Mr. Harris has previously served on the boards of directors of Verso Paper, Metals USA, Nalco Corporation, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, Whitmire Distribution, and Noranda Aluminum. Mr. Harris is actively involved in charitable and political organizations. He is a member and serves on the Corporate Affairs Committee of the Council on Foreign Relations. Mr. Harris serves as Chairman of the Department of Medicine Advisory Board for The Mount Sinai Medical Center and is on the Board of Trustees of the

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Mount Sinai Medical Center. Mr. Harris is a member of The Federal Reserve Bank of New York Investors Advisory Committee on Financial Markets. He is also a member of The University of Pennsylvania’s Wharton Undergraduate Executive Board and is on the Board of Trustees for The Allen-Stevenson School and the Harvard Business School.

Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a Bachelor of Science degree in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Marc Rowan	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Rowan is a Senior Managing Director and Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to that time, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P., Apollo Global Management, LLC, Caesars Entertainment Corporation and Norwegian Cruise Lines. He has previously served on the boards of directors of AMC Entertainment, Inc., Cablecom GmbH, Culligan Water Technologies, Inc., Countrywide Holdings Limited, Furniture Brands International, Mobile Satellite Ventures, LLC, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. Mr. Rowan is also active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the boards of directors of the National Jewish Outreach Program, Riverdale Country School and the Undergraduate Executive Board of the University of Pennsylvania’s Wharton School of Business. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance.

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SCHEDULE II

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who

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has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such

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stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Manually signed facsimiles of the appropriate Letter of Transmittal, properly completed, will be accepted. The appropriate Letter of Transmittal and, if Shares to be tendered are certificated, certificates evidencing shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

299 Park Avenue

New York, New York 10171

Banks and Brokers Call Collect: (212) 821-6071

All Others Please Call Toll-Free: (855) 565-0223